Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ASSERTIO HOLDINGS, INC.

SPADE MERGER SUB 1, INC.

and

SPECTRUM PHARMACEUTICALS, INC.

Dated as of April 24, 2023

TABLE OF CONTENTS

i

Section 8.12	Severability	101
Section 8.13	Waiver of Jury Trial	101
Section 8.14	Counterparts	102
Section 8.15	Facsimile or .pdf Signature	102
Section 8.16	No Presumption Against Drafting Party	102
Section 8.17	Non-Recourse	102

Exhibits

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of CVR Agreement

INDEX OF DEFINED TERMS

Definition	Section

Action	Section 3.9
Agreement	Preamble
Anti-Corruption Laws	Section 3.21
Antitrust Law	Section 5.8(h)
Book-Entry Shares	Section 2.2(c)
Cancelled Shares	Section 2.1(a)(ii)
Certificate of Merger	Section 1.2(b)
Certificates	Section 2.2(b)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
COBRA	Section 3.11(c)
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 5.9(d)
Company Acquisition Proposal	Section 5.4(i)(i)
Company Adverse Recommendation Change	Section 5.4(c)
Company Alternative Acquisition Agreement	Section 5.4(c)
Company Board	Recitals
Company Board Designee	Section 5.20(a)
Company Board Recommendation	Section 3.3
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Data Partners	Section 3.20(a)
Company Disclosure Letter	Article III
Company Equity Plans	Section 2.3(a)
Company ESPP	Section 2.3(f)
Company Expenses	Section 7.3(e)

INDEX OF DEFINED TERMS
(Continued)

Definition	Section

Company Intellectual Property	Section 3.18(a)
Company Intervening Event	Section 5.4(i)(ii)
Company Leased Real Property	Section 3.17(a)
Company Material Adverse Effect	Section 6.3(a)
Company Plan	Section 3.11(a)
Company Products	Section 3.19(c)
Company Real Property Leases	Section 3.17(a)
Company Registered IP	Section 3.18(b)
Company RSU	Section 2.3(b)
Company Safety Notices	Section 3.19(g)
Company SAR	Section 2.3(d)
Company SEC Documents	Section 3.5(a)
Company Shares	Section 2.1(a)(i)
Company Stock Option	Section 2.3(a)
Company Stockholder Approval	Section 3.3
Company Stockholders Meeting	Section 5.6(a)
Company Superior Proposal	Section 5.4(i)(iii)
Company Superior Proposal Notice	Section 5.4(d)(ii)
Company Termination Fee	Section 7.3(b)(iii)
Company Warrant	Section 2.4
Confidentiality Agreement	Section 5.7
Continuation Period	Section 5.9(a)
Contract	Section 3.4(a)
Covered Employees	Section 5.9(a)
Current ESPP Offering Period	Section 2.3(f)
CVR	Section 2.1(a)(i)
Deferred Compensation Plan	Section 5.9(e)
Deferred Compensation Plan Termination	Section 5.9(e)
Delaware Secretary of State	Section 1.2(b)
DGCL	Recitals
Dissenting Shares	2.6
Effective Time	Section 1.2(b)
Employment Laws	Section 3.12(b)
Environmental Laws	Section 3.13(c)(i)
Environmental Permits	Section 3.13(c)(ii)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(d)
Exchange Act	Section 3.4(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Expense Reimbursement Cap	Section 7.3(c)(iii)
FDA	Section 3.19(c)
FDA Ethics Policy	Section 3.19(i)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Section

FDCA	Section 3.19(a)
Form S-4	Section 3.7
Fractional Share Cash Consideration	Section 2.5(b)
GAAP	Section 3.5(b)
Government Official	Section 3.21
Governmental Entity	Section 3.4(b)
Health Care Laws	Section 3.19(a)
HSR Act	Section 3.4(b)
Indemnified Parties	Section 5.13(a)
Intended Tax Treatment	Recitals
IRS	Section 3.11(a)
Joint Proxy Statement/Prospectus	Section 5.6(a)
Labor Agreement	Section 3.12(a)
Law	Section 3.4(a)
Liens	Section 3.2(c)
Material Contract	Section 3.15(a)
Materials of Environmental Concern	Section 3.13(c)(iii)
Maximum Annual Premium	Section 5.13(c)
Measurement Date	Section 3.2(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq	Section 3.4(b)
Parent	Preamble
Parent Acquisition Proposal	Section 5.5(i)(i)
Parent Adverse Recommendation Change	Section 5.5(c)
Parent Alternative Acquisition Agreement	Section 5.5(c)
Parent Board	Recitals
Parent Board Recommendation	Section 4.3
Parent Bylaws	Section 4.1(b)
Parent Charter	Section 4.1(b)
Parent Closing Price	Section 2.3(a)(i)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent ERISA Affiliate	Section 4.11(d)
Parent Expenses	Section 7.3(d)
Parent Financial Partners	Section 4.23)
Parent Intervening Event	Section 5.5(i)(ii)
Parent Material Adverse Effect	Section 6.2(a)
Parent Plan	Section 4.11(a)
Parent Products	Section 4.18(c)
Parent Registered IP	Section 4.17(b)

INDEX OF DEFINED TERMS
(Continued)

Definition	Section

Parent Safety Notices	Section 4.18(g)
Parent SEC Documents	Section 4.5(a)
Parent Signing Price	Section 2.3(a)(i)
Parent Stock Issuance	Recitals
Parent Stock Options	Section 4.2(a)
Parent Stockholder Approval	Section 4.3
Parent Stockholders Meeting	Section 5.6(a)
Parent Superior Proposal	Section 5.5(i)(iii)
Parent Superior Proposal Notice	Section 5.5(d)(ii)
Parent Termination Fee	Section 7.3(c)(iii)
Payoff Letter	Section 5.21
Permits	Section 3.10
Personal Information	Section 3.20(a)
Preferred Stock	Section 3.2(a)
Privacy Requirements	Section 3.20(a)
R&D Sponsor	Section 3.18(g)
Relevant Legal Restraint	Section 6.1(b)
Representatives	Section 5.4(a)
SEC	Section 3.5(a)
Securities Act	Section 3.5(a)
Security Incident	Section 3.20(c)
Surviving Corporation	Recitals
Takeover Laws	Section 3.22
Tax Returns	Section 3.14(d)(i)
Taxes	Section 3.14(d)(ii)
Term Loan Amendment	Section 5.21
Term Loan Collateral Agent	Section 5.21
Term Loan Credit Facility	Section 5.21
Term Loan Required Lenders	Section 5.21
Termination Date	Section 7.1(b)(i)
Third Party	Section 5.4(a)
Upfront Consideration	Section 2.1(a)(i)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 24, 2023, is made by and among Assertio Holdings, Inc., a Delaware (“Parent”), Spade Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), and (ii) this Agreement is, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company (the “Company Board”) (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) subject to Section 5.4, resolved to recommend that the Company’s stockholders vote to adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (b) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) subject to Section 5.5, determined to recommend that the stockholders of Parent approve the issuance of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) pursuant to the Merger as contemplated by, and subject to the terms and conditions set forth in, this Agreement and the CVR Agreement (the “Parent Stock Issuance”);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) (a) approved this Agreement and declared its advisability and (b) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement immediately following the execution of this Agreement upon the recommendation of the Merger Sub Board; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE Merger

Section 1.1      The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) the Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware as a direct, wholly owned Subsidiary of Parent and (iii) all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities, restrictions, obligations and duties of the Company will become the debts, liabilities, restrictions, obligations and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.2      Closing; Effective Time.

(a)            The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, no later than the second Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of those conditions at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger in the form set forth as Exhibit A hereto (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as the parties may mutually agree to in writing and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 1.3      Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 1.4      Certificate of Incorporation and Bylaws. From and after the Effective Time, subject to Section 5.12, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 5.12).

Section 1.5      Directors; Officers. From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.6      Subsequent Actions. If, at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, as applicable, acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement.

Article II
EFFECT OF THE Merger ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1      Conversion of Capital Stock.

(a)            Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub, and subject to the provisions of this Article II:

(i)            each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares), shall be converted automatically into and shall thereafter represent the right to receive (A) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, subject to Section 2.5 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.6 (the “Upfront Consideration”), and (B) one contingent value right per share (a “CVR”) which shall represent the right to receive the Milestone Payments (as defined in the CVR Agreement), at the times and in the form provided for in the CVR Agreement (the Upfront Consideration plus one CVR, collectively, the “Merger Consideration”). Each CVR issued as a portion of the Merger Consideration hereunder will be issued in book-entry form pursuant to Section 2.3 of the CVR Agreement and will not be evidenced by a certificate or other instrument.

(ii)            each Company Share held in the treasury of the Company or held directly by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”); and

(iii)            each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            If at any time during the period between the date of this Agreement and the Effective Time (and as permitted by Article V), any change in the outstanding shares of capital stock of Parent or the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, then the Merger Consideration and any other amounts payable pursuant to this Agreement or the CVR Agreement shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2      Exchange and Payment.

(a)            Appointment of Exchange Agent. Prior to the mailing of the Joint Proxy Statement/Prospectus, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a commercial bank or trust company (reasonably acceptable to the Company (it being agreed that either of the existing transfer agents for the Company and Parent shall be deemed reasonably acceptable)) to act as an exchange agent (the “Exchange Agent”) for the purpose of paying the Upfront Consideration and the Exchange Agent’s other responsibilities under this Agreement.

(b)            Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (i) the aggregate Fractional Share Cash Consideration payable in the Merger to holders of Company Shares and (ii) evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Upfront Consideration payable in the Merger to holders of Company Shares (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(c)            The Exchange Fund shall not be used for any purpose other than to fund payments in respect of Company Shares converted into Upfront Consideration pursuant to Section 2.1(a), except as provided in this Agreement (including payment of the Fractional Share Cash Consideration). For the avoidance of doubt, Parent shall not be required to deposit any funds or shares of Parent Common Stock related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Parent shall pay all charges and expenses of the Exchange Agent incurred by it in connection with the exchange of Company Shares for the Upfront Consideration. At or prior to the Effective Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

(d)            As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), the Fractional Share Cash Consideration payable pursuant to Section 2.5 and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(k) below. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled and any shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to deliver to each holder of record immediately prior to the Effective Time of (1) uncertificated Company Shares represented by book entry (“Book-Entry Shares”) and (2) Certificates, the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), the Fractional Share Cash Consideration payable pursuant to Section 2.5, any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(k) below, in each case without the need for receipt of any further documentation, including any “agent’s message” or other evidence of surrender. The shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(e)            If payment of the Merger Consideration or Fractional Share Cash Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(f)            Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only book-entry shares representing the aggregate Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a) and this Article II, the Fractional Share Cash Consideration payable pursuant to Section 2.5 and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(k) below, in each case, in respect of Company Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(g)            The Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable pursuant to Section 2.2(k) paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(h)            The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall cause the Surviving Corporation to promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation or such other party as may be determined by Parent.

(i)            At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.2(k) and Fractional Share Cash Consideration payable with respect thereto pursuant to Section 2.5) payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of the Company Shares two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(j)            If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, an indemnity by such Person for any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.2(k), payable in respect thereof pursuant to this Agreement.

(k)            No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5, in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book-Entry Share, there shall be paid to the holder of the Certificate or Book-Entry Share representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3      Treatment of Options and Other Equity-Based Awards.

(a)            At the Effective Time, each option (other than an option under the Company ESPP) (each, a “Company Stock Option”) to purchase Company Shares granted under the Company’s 2009 Equity Incentive Plan, 2018 Equity Incentive Plan, 2022 Employment Inducement Incentive Award Plan or any other equity incentive plan or arrangement (the “Company Equity Plans”), that is outstanding as of immediately prior to the Effective Time, shall, if unvested, become vested, and automatically and without any required action on the part of the holder or the Company (other than as provided in Section 2.3(h) hereof), be cancelled and:

(i)            With respect to any Company Stock Options with an exercise price per share that is less than the value of the Upfront Consideration (each such Company Stock Option, an “In-the-Money Stock Option”), converted into the right to receive (i) a number of shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.6, that is equal to the quotient of (A) the product of (x) the total number of Company Shares underlying the Company Stock Option multiplied by (y) the excess, if any, of the value of the Upfront Consideration over the exercise price of such Company Stock Option, divided by (B) the average of the daily volume-weighted average price per share of Parent Common Stock calculated based on the ten (10) consecutive trading days ending two trading days prior to the date of this Agreement (the “Parent Signing Price”) and (ii) a number of CVRs equal to the number of Company Shares underlying such Company Stock Option.

(ii)            With respect to any Company Stock Options with an exercise price per share that is equal to or greater than the value of the Upfront Consideration and less than the sum of the Upfront Consideration and the maximum amount payable under a CVR (each, a “Contingent In-the-Money Stock Option”), converted into the right to receive a number of CVRs equal the number of Company Shares underlying such Company Stock Option; provided, however, that the payment, if any, under each CVR shall be reduced by the amount by which the exercise price per share exceeds the value of the Upfront Consideration; provided, further that, for the avoidance of doubt, such Contingent In-the-Money Stock Option shall not entitle the holder thereof to receive any shares of Parent Common Stock, cash or other consideration in connection with the Effective Time.

(iii)            With respect to any Company Stock Options with an exercise price per share that is equal to or greater than the value of the Merger Consideration (each, an “Underwater Company Stock Option”), the holder of such Underwater Company Stock Option receive no consideration and, effective as of immediately prior to the Effective Time, shall have no further rights thereto.

(b)            At the Effective Time, each restricted stock unit (each, a “Company RSU”) with respect to Company Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested, and the holder of such Company RSUs shall, automatically and without any required action on the part of the holder thereof or the Company, receive the Merger Consideration.

(c)            At the Effective Time, each unvested restricted Company Share granted under the Company Equity Plans that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company fully vest and be treated as specified in Section 2.1.

(d)            At the Effective Time, each stock appreciation right (each, a “Company SAR”) with respect to Company Shares granted under any Company Equity Plan that is outstanding as of immediately prior to the Effective Time, shall, if unvested, become vested, and automatically and without any required action on the part of the holder or the Company (other than as provided in Section 2.3(h) hereof), be cancelled and:

(i)            With respect to any Company SARs with an exercise price per share that is less than the value of the Upfront Consideration (each such Company SAR, an “In-the-Money SAR”), converted into the right to receive (i) a number of shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.6, that is equal to the quotient of (A) the product of (x) the total number of Company Shares underlying the Company SAR multiplied by (y) the excess, if any, of the value of the Upfront Consideration over the exercise price of such Company SAR, divided by (B) the Parent Signing Price and (ii) a number of CVRs equal to the number of Company Shares underlying such Company SAR.

(ii)            With respect to any Company SARs with an exercise price per share that is equal to or greater than the value of the Upfront Consideration and less than the sum of the Upfront Consideration and the maximum amount payable under a CVR (each, a “Contingent In-the-Money SAR”), converted into the right to receive a number of CVRs equal the number of Company Shares underlying such Company SAR; provided, however, that the payment, if any, under each CVR shall be reduced by the amount by which the exercise price per share exceeds the value of the Upfront Consideration; provided, further that, for the avoidance of doubt, such Contingent In-the-Money SAR shall not entitle the holder thereof to receive any shares of Parent Common Stock, cash or other consideration in connection with the Effective Time.

(iii)            With respect to any Company SAR with an exercise price per share that is equal to or greater than the value of the Merger Consideration (each, an “Underwater Company SAR”), the holder of such Underwater Company SAR receive no consideration and, effective as of immediately prior to the Effective Time, shall have no further rights thereto.

(e)            The Surviving Corporation shall pay the holders of Company Stock Options, Company RSUs and Company SARs the cash payments described in this Section 2.3 (with respect to fractional shares) through the Surviving Corporation’s payroll system (or, for individuals who are not current or former employees, directly to such individuals) promptly after the Effective Time, but in any event not later than the first regularly scheduled pay date that is at least three (3) Business Days after the Effective Time. Parent shall cause its transfer agent to issue to the holders of Company Stock Options, Company RSUs, and Company SARs, the shares of Parent Common Stock and the CVRs, as applicable, as described in this Section 2.3 and the CVR Agreement, as applicable, promptly after the Effective Time, but in any event not later than the third Business Day after the Effective Time.

(f)            As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for the Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date determined by the Company Board (or relevant committee thereof) in its discretion and the final settlement or purchase of Company Shares thereunder shall be made on that day and such Company Shares shall be treated as specified in Section 2.1.

(g)            Prior to the Effective Time, the Company shall adopt such resolutions and take all other action (including, as applicable, providing advance notice to holders of Company Stock Options and Company SARs) as may be reasonably required to effectuate the provisions of this Section 2.3.

(h)            Notwithstanding the foregoing, to the extent Parent and any holder of Company Stock Options, Company RSUs, unvested restricted Company Shares, or Company SARs agree in writing to different treatment of such Company Stock Options, Company RSUs, unvested restricted Company Shares, or Company SARs, as applicable, then the terms of such written agreement shall apply in lieu of the treatment described in this Section 2.3.

Section 2.4      Treatment of Warrant. At the Effective Time, each Warrant (the “Company Warrant”), under that certain Warrant to Purchase Stock, dated as of September 21, 2022, by and between the Company and SLR Investment Corp., a Maryland corporation, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Warrant as soon as practicable following the Effective Time (i) a number of shares of Parent Common Stock equal to (A) the product of (x) the excess of $1.10 over the exercise price per Company Share under such Company Warrant, and (y) the number of Company Shares subject to such Company Warrant, multiplied by (B) the Exchange Ratio, and (ii) one CVR for Company Share underlying such Company Warrant, in each case, without interest, and subject to deduction for any required withholding Tax.

Section 2.5      No Fractional Shares.

(a)            No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or any other provision of Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

(b)            Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (or holder of other equity interests of the Company who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to the provisions of Section 2.3) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 2.1(a)) shall, in lieu thereof and upon surrender of such holder’s Certificates and Book-Entry Shares, as applicable, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the average of the daily volume-weighted average price per share of Parent Common Stock calculated based on the ten (10) consecutive trading days ending two trading days prior to the date of this Agreement (the “Fractional Share Cash Consideration”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. As soon as practicable after the determination of the amount of the Fractional Share Cash Consideration, if any, to be paid to holders of the Company Shares in respect of any fractional shares, the Exchange Agent shall make available such amounts to the holders of the Company Shares entitled to receive such cash. The payment of Fractional Share Cash Consideration in lieu of fractional share interests pursuant to this Section 2.5(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.6      Tax Withholding. Each of Parent, the Exchange Agent, the Rights Agent, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement, any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable tax Law. In the event any such deduction and withholding are required to be made in respect of Parent Common Stock to be received by a holder of Company Shares in the Merger, such deduction and withholding shall be satisfied by reducing the number of shares of Parent Common Stock to which such holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding, divided by (y) the Parent Signing Price. To the extent that amounts are so deducted or withheld and paid over or remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement or the CVR Agreement, as applicable, as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.7      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time (other than, for the avoidance of doubt, any Cancelled Shares) that are held by any holder who is entitled to demand and properly demands appraisal of such Company Shares pursuant to, and complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead at the Effective Time shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder (or beneficial owner) of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or waives, withdraws or loses any such right to appraisal, each such Company Share of such holder shall thereupon cease to constitute Dissenting Shares and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall be forfeited and cease. If such forfeiture shall occur, following the Effective Time, each such Company Share of such holder shall be converted into and become exchangeable only for the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to, and the Company shall provide Parent the opportunity to, participate in all negotiations and proceedings with respect to such demands and the exercise of any appraisal rights under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to compromise or settle or compromise or settle, or approve any withdrawal of any such demands.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed and publicly available after January 1, 2021 but at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent to which the relevance of such information is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1      Organization, Standing and Power.

(a)            The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing(with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to have such power and authority or to be so qualified or licensed or in good standing that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(b)            The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(c)            Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(d)            The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement, and each such Organizational Document as so delivered is in full force and effect. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, no such Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 3.2      Capital Stock.

(a)            The authorized capital stock of the Company consists of (i) 300,000,000 Company Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of April 21, 2023 (the “Measurement Date”), (1) 205,284,506 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (2) 1,489,315 of such Company Shares were unvested restricted shares, (3) no Company Shares were held in treasury, (4) no shares of Preferred Stock were outstanding, (5) 454,545 Company Shares were issuable upon exercise of the Company Warrant, (6) an aggregate of 5,516,641 Company Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs (at the target level of performance), (7) 18,368,256 (vested and unvested) Company Shares were issuable upon the exercise of outstanding Company Stock Options, (8) 2,664,213 Company Shares were subject to outstanding Company SARs, (9) 636,473 Company Shares were issuable pursuant to the Current ESPP Offering Period assuming the fair market value of a Company Share on the last day of the Current ESPP Offering Period is $0.31, the Current ESPP Offering Period ends on its regularly scheduled date, all current elections to participate remain in effect and no new elections to participate are permitted and (10) 4,361,610 Company Shares were available for issuance of future awards under any other Company equity compensation plan or arrangement.

(b)            Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement, (1) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or Subsidiary of the Company, (3) there are no other options, calls, warrants, rights of first refusal or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, (4) there are no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote, and (5) there is no Contract to which the Company or its Subsidiaries is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Shares or capital or other equity interests of any Subsidiary of the Company.

(c)            Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, other than encumbrances under applicable securities Laws, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect. Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

(d)            With respect to each Company RSU, Company Stock Option, Company SAR, and unvested restricted Company Share granted under the Company Equity Plans (each, a “Company Award”), Section 3.2(d) of the Company Disclosure Letter sets forth (i) the name or identification number of each holder of such Company Award; (ii) the type of Company Award; (iii) the name of the relevant Company Equity Plan under which the Company Award was issued; (iv) the date of grant; (v) the number of Company Shares covered by such Company Award and any portion of the Company Award, if applicable, that has been forfeited, cancelled or exercised; and (vi) the cash exercise price per Company Share of such Company Award, if applicable.

(e)            All Company Awards were issued under the Company’s 2009 Equity Incentive Plan, 2018 Equity Incentive Plan and 2022 Employment Inducement Incentive Award Plan.

Section 3.3      Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the Company Shares issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.4, has directed that this Agreement be submitted to a vote of the Company’s stockholders, resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and resolved to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4      No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent Organizational Documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market (“Nasdaq”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification, in each case with respect to a Governmental Entity, the failure of which to make or obtain that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect.

Section 3.5      SEC Reports; Financial Statements.

(a)            The Company has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2021 (all such forms, reports, statements, certificates and other documents filed since January 1, 2021 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2021. Since January 1, 2021 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)            The audited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments.

(c)            The Company maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2022. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(d)            Since January 1, 2021, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director or officer of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(e)            As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of Nasdaq.

(f)            Neither the Company nor any Subsidiary of the Company is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

Section 3.6      No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, determined, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2022 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since January 1, 2023, (c) incurred pursuant to the transactions contemplated by this Agreement or the CVR Agreement and (d) that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect.

Section 3.7      Certain Information. The information supplied or to be supplied by the Company specifically for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the Parent Stock Issuance (as amended or supplemented from time to time, the “Form S-4”) shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Joint Proxy Statement/Prospectus.

Section 3.8      Absence of Certain Changes or Events. Since January 1, 2023 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and in a manner consistent with past practice, and neither the Company nor any of its Subsidiaries has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.1(b)(iii), (v), (viii), (xi), (xii), (xv) or, as it relates solely to any of the foregoing clauses, Section 5.1(b)(xx), and (b) there has not been any Effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

Section 3.9      Litigation. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation, whether civil, legal or administrative, before any court or public or private body or tribunal or other Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity and (c) there are no subpoenas, civil investigative demands or other written requests for information issued to the Company or any of its Subsidiaries relating to potential or actual violations of any Law that are pending or, to the knowledge of the Company, threatened, or any investigations or claims against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, relating to potential or actual violations of any Law.

Section 3.10      Compliance with Laws. Except as provided in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually or the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any potential or actual material violation by the Company or any of its Subsidiaries of any Law; or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by the Company or any of its Subsidiaries of any Law. The Company and its Subsidiaries have in effect all permits, registrations, licenses, exemptions, authorizations, franchises, orders, clearances and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect. Except, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, (x) all Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened, (y) all fees and assessments due and payable in connection with the Permits have been timely paid, and (z) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.

Section 3.11      Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “multiemployer plans” (within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other plans, agreements, programs, policies or other arrangements providing compensation or benefits, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future material liability or which is sponsored, maintained or contributed to by the Company or its Subsidiaries. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or, in the case of an unwritten Company Plan, a summary of the material terms and conditions thereof) and, to the extent applicable: (i)  any related trust agreement or other funding instrument (including insurance contracts), (ii) the most recent determination, advisory or opinion letter from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and summary of material modifications thereto and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) attorney’s response to an auditor’s request for information and (E) nondiscrimination and other testing results for 2020, 2021 and 2022; and (v) copies of all material non-routine correspondence with any Governmental Entity in the past three years (including any filings under the Company Plans’ “Compliance Resolution System” or the Department of Labor Delinquent Filer Program).

(b)            With respect to the Company Plans:

(i)            except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in Company Material Adverse Effect, each Company Plan is now and has at all times been established, maintained, funded and administered in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, all contributions required to be made under the terms of any Company Plan or applicable Law have been timely made;

(ii)            each Company Plan intended to be qualified under Section 401(a) of the Code has received a currently effective, favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss, or failure to have, such qualified status of such Company Plan; and

(iii)            there are no (and in the past three (3) years have not been any) material Actions (including any investigation, audit or other administrative proceeding) or other claims by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant, beneficiary or other Person pending, or to the knowledge of the Company, threatened relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits).

(c)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in Company Material Adverse Effect, the Company and its Subsidiaries do not maintain any Company Plan, or otherwise have any liability with respect to a plan, that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B(b) of the Code (“COBRA”), and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. The Company and its Subsidiaries do not have any material liability under Chapter 43 of the Code (whether or not assessed).

(d)            No Company Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors or contributes to (or has any liability, including on account of previously maintaining, sponsoring or contributing to), a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. For purposes of this section, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is (or to the extent the Company or any Subsidiary could have any outstanding liability on account of a prior affiliation, was) treated as a single employer along with the Company or any of its Subsidiaries for purposes of Section 4001 of ERISA or Section 414 of the Code. No Company Plan is, and none of the Company or its Subsidiaries has any liability with respect to a plan that is, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of any Company Plan, the Company or any of its Subsidiaries provides or has any obligation to provide health, death or other welfare benefits following the termination of an employee’s employment with the Company or its Subsidiaries, except to the extent required by COBRA or other similar Law.

(e)            Neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby (either alone or in combination with any other event) could reasonably be expected to result in the payment of a benefit or compensation, the increase of a benefit or compensation amount, the payment of a contingent benefit or the acceleration of the payment, funding or vesting of a benefit or compensation with respect to any current or former employee or other individual service provider of the Company or its Subsidiaries. Neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby (either alone or in combination with any other event) could reasonably be expected to result in any payment or benefit being nondeductible pursuant to Section 280G of the Code or subject to a Tax under Section 4999 of the Code. The Company has no obligation to indemnify any individual for, or provide a gross-up, make-whole or similar payment in respect of, any Tax incurred pursuant to Section 409A or 4999 of the Code or otherwise.

Section 3.12      Labor Matters.

(a)            The Company has provided to Parent a document, entitled “Signing Date Schedule of Company Service Providers” current as of the date hereof, (i) Part I of which includes the following information: a list of each employee of the Company or its Subsidiaries (each, a “Company Employee”), and with respect to each such Company Employee, the Company Employee’s (i) (A) name, (B) primary work location, (C) employer, (D) hire date, (E) title, (F) exempt/non-exempt status, (G) full or part-time status, (H) salaried/hourly status, or other compensation structure, (I) current base salary or wage rate and (J) current annual incentive compensation opportunity and structure, and (ii) Part II of which includes the following information: a list of each independent contractor of the Company or its Subsidiaries (each, a “Company Contractor”), which includes, with respect to each such Company Contractor, such Company Contractor’s (A) name, (B) date of retention, (C) date of contract expiration, (D) location, (E) contracting entity, (F) rate and frequency of remuneration, and (G) type of services.

(b)            Except as set forth on Section 3.12(b) of the Company Disclosure Letter, the Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, labor organization, employee representative body or works council (each, a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, employee representative body, labor organization or works council. The Company has made available to Parent a true and complete copy of each Labor Agreement and all material amendments thereto. To the knowledge of the Company, there are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since January 1, 2020, there has not been any, and there are no pending or, to the knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

(c)            The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with the terms of the Company Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance (collectively “Employment Laws”).

(d)            Except as set forth on Section 3.12(d) of the Company Disclosure Letter, there are no material Actions or claims pending or, to Company’s knowledge, threatened, relating to Employment Law, or unfair labor practice or payment of compensation to any current or former service provider of the Company or any of its Subsidiaries.

(e)            During the three (3)-year period immediately prior to the date of this Agreement, neither the Company nor its Subsidiaries have implemented any “plant closing” or “mass layoff” (in each case, as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state or local Law) with respect to which there is any remaining liability or obligation.

Section 3.13      Environmental Matters.

(a)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and during the past three (3) years have been, in compliance with all applicable Environmental Laws, and possess and are, and during the past three (3) years have been, in compliance with all applicable Environmental Permits required under such Environmental Laws to operate the business; (ii) there has been no release, discharge or disposal of Materials of Environmental Concern that could reasonably be expected to result in a violation by, or result in a liability of the Company and each of its Subsidiaries under, any Environmental Laws (A) on, under, in or at any owned or leased real property, or to the knowledge of the Company, (B) on, under, in or at any real property formerly owned or leased by the Company or its Subsidiaries or at any third party waste disposal location used by the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries have received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) within the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any action or proceeding, relating to actual or alleged noncompliance with, or liability arising under, Environmental Laws or any other liabilities pursuant to Environmental Laws that is unresolved, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) the Company has provided Parent reasonable access to all material environmental investigations, studies, audits, analyses or other reports (including any Phase I or Phase II reports) to the extent in the possession, custody or control of the Company or its Subsidiaries relating to the Company or each of its Subsidiaries compliance with Environmental Law or the presence of contamination by Materials of Environmental Concern on, under, in or at any property currently or formerly owned, leased, operated or occupied by the Company or its Subsidiaries.

(b)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)            For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Environmental Laws” means all foreign, federal, tribal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the environment and natural resources, including the ambient air, soil, surface water or groundwater, and human health and safety (in relation to exposure to Materials of Environmental Concern).

(ii)            “Environmental Permits” means all permits, licenses, franchises, approvals, consents, registrations, and other authorizations required under applicable Environmental Laws.

(iii)            “Materials of Environmental Concern” means any pollutant, contaminant, waste, or chemical or any radioactive, ignitable, corrosive, reactive, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such, or which could give rise to liability, under applicable Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act or the Resource Conservation and Recovery Act (or their state law equivalents) or any substance, waste or material having or displaying any of the foregoing characteristics, including per- and polyfluoroalkyl substances, polychlorinated biphenyls and petroleum, its derivatives, by products and other hydrocarbons.

Section 3.14      Taxes.

(a)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect:

(i)            All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

(ii)            The Company and its Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any Tax Return). The Company has established adequate accruals and reserves in accordance with GAAP on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its applicable Subsidiaries with respect to all taxable periods (and portions thereof) through the date of such financial statements.

(iii)            Each of the Company and its Subsidiaries has (i) timely deducted, withheld and collected all amounts required to be deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties and have timely paid or remitted over any amounts so withheld, deducted or collected to the appropriate Governmental Entity and (ii) otherwise complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)            There are no Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(v)            No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return of a particular type that the Company or its applicable Subsidiary, as the case may be, is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction with respect to Taxes that are the subject of such Tax Return.

(vi)            Neither the Company nor any its Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes for which the statute of limitations is open (except for any such group of which the Company is the common parent) or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Law) or as a transferee or successor.

(vii)            Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes and (B) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.

(viii)            No audits or other proceedings are currently ongoing or pending, or threatened or proposed in writing, against or with respect to the Company or any of its Subsidiaries with respect to any Tax or Tax Return. No deficiencies for any amount of Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries that have not been paid in full by any of them or that are not being contested in good faith and for which adequate accruals or reserves for such deficiency have not been established in accordance with GAAP on the financial statements included in the Company SEC Documents.

(ix)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other open transaction disposition made prior to the Closing, (B) any adjustment under Section 481(a) of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) or change in method of accounting initiated prior to the Closing, (C) the use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (D) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) executed prior to the Closing, (E) any prepaid amount or deferred revenue received or accrued prior to the Closing, (F) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 or (G) pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(x)            Neither the Company nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes for which the statute of limitations is open, (C) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, except in the ordinary course of business (D) has applied for a ruling from any Tax authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a Tax authority that is pending or (E) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Tax authority.

(xi)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Law).

(xii)            The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)            Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, in the two years prior to the date of this Agreement.

(c)            Neither the Company nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action, in each case that is not contemplated by this Agreement, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d)            As used in this Agreement:

(i)            “Tax Returns” means any and all U.S. and non-U.S. (whether national, federal, state, provincial, local or otherwise) returns, declarations, forms, statements, reports or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

(ii)            “Taxes” means any and all U.S. federal, state and local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees of any kind whatsoever similar to, or in the nature of, a tax imposed by a Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, escheat or unclaimed property obligations, registration, alternative or add-on minimum or estimated taxes, together with any interest, penalties and additions imposed with respect thereto.

Section 3.15      Contracts.

(a)            Except for this Agreement and except as filed with the SEC as an exhibit to any Company SEC Document, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts (each such Contract required to be filed as an exhibit to any Company SEC Document or required to be listed in Section 3.15(a) of the Company Disclosure Letter, a “Material Contract”):

(i)            any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed (except for a Company Plan listed in Section 3.11(a) of the Company Disclosure Letter);

(ii)            any Contract to which the Company is a party that (a) restricts the ability of the Company or its Subsidiaries to (x) engage in or compete in any geographic area or line of business, market or field, (y) transaction with any Person or (z) solicit any client or customer, in each case in any manner that is material to the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (b) requires the Company or its Subsidiaries to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, or (c) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing;

(iii)            any Contract to which the Company is a party that provides for payments to or from the Company in excess of $1,000,000 in the aggregate annually;

(iv)            any Contract creating, guaranteeing or securing indebtedness for borrowed money of the Company, in each case in excess of $1,000,000;

(v)            any Contract with respect to the creation, formation, governance or control of any material partnerships, joint ventures or joint ownership arrangements with third parties;

(vi)            any Contract, other than in the ordinary course of business, that (A) relates to the acquisition of material assets or capital stock or other securities (by merger, capital contribution or otherwise) of any Person after the date of this Agreement with a total consideration of more than $1,000,000 in the aggregate, (B) relates to the disposition (after the date of this Agreement), directly or indirectly, of material assets of the Company or its Subsidiaries or any capital stock or other securities (by merger, capital contribution or otherwise) of the Company or its Subsidiaries or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, as applicable, any of the foregoing;

(vii)            any Contract that relates to the sale, transfer or other disposition of a business or assets by the Company pursuant to which the Company has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations;

(viii)            any Contract pursuant to which Company or its Subsidiaries exclusively licenses from or to another Person rights to material intellectual property;

(ix)            any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge;

(x)            each Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xi)            each collective bargaining or other labor or works council agreement covering Company Employees;

(xii)            any Contract with a Governmental Entity;

(xiii)            each Contract (other than any Organizational Document) between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(xiv)            each Contract expressly limiting or restricting the ability of the Company or its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, (iv) to make loans to the Company or its Subsidiaries, or (v) to grant liens on the property of the Company or its Subsidiaries; and

(xv)            each Contract that obligates the Company or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person, except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, or (ii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or Company Employee not in excess of $500,000 individually;

(xvi)            that are (A) bid bonds, payment bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, surety bonds or any similar undertaking or financial security arrangements or (B) indemnity or underwriting agreements or other contracts with a surety, in each case in excess of $1,000,000.

(b)            Each Material Contract has not been terminated prior to the date of this Agreement, is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, Company Material Adverse Effect. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, there is no existing breaches or defaults under any Material Contract or Company Real Property Lease by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event or action has occurred or failed to occur that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no counterparty to a Material Contract or Company Real Property Lease has canceled, terminated or substantially curtailed its relationship with the Company or its Subsidiaries, given notice to the Company or its Subsidiaries of any intention to cancel, terminate or substantially curtail its relationship with the Company or its Subsidiaries, or, to the knowledge of the Company, threatened to do any of the foregoing or, to the knowledge of the Company, been threatened with bankruptcy or insolvency.

Section 3.16      Insurance. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is, in all material respects, commercially reasonable, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) since the earlier of the most recent renewal date and January 1, 2021, as of the date hereof, the Company has not received any written notice (i) threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies, (ii) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no pending material claim by the Company or its Subsidiaries against any insurance carrier under any insurance policy held by the Company or its Subsidiaries.

Section 3.17      Properties.

(a)            Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all the leased real property that the Company or a Subsidiary leases, subleases or otherwise occupies (the “Company Leased Real Property”) pursuant to which the Company or a Subsidiary is a tenant, subtenant, or otherwise occupies such Company Leased Real Property (individually and collectively, the “Company Real Property Leases”) and the parties to such agreement. The Company Real Property Leases are in full force and effect and constitute a legal, valid and binding obligation on the Company or the applicable Subsidiary which is a party to it, enforceable in accordance with its terms. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or a Subsidiary) the right to use or occupy the Company Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Leased Real Property. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Real Property or any portion thereof or interest therein. The Company or a Subsidiary has provided a true and complete copy of each such Company Real Property Lease. The Company or its Subsidiaries have a valid leasehold estate in all Company Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company or a Subsidiary has performed all obligations required to be performed by it to date under such Company Real Property Lease.

(b)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its tangible personal property. No representation is made under this Section 3.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.18.

(c)            The Company does not own any real property.

Section 3.18      Intellectual Property.

(a)            The Company or its Subsidiaries own, or have the right pursuant to valid and enforceable licenses to use, all (i) trademarks (including service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, and other indications of origin, and the goodwill associated with the foregoing, in each case in any jurisdiction), (ii) domain names, (iii) patents (including any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing, in each case in any jurisdiction), (iv) copyrights (including with respect to literary, pictorial and graphic works in any jurisdiction), and (v) know-how and trade secrets and other intellectual property rights, including for each case (i)-(iv), any pending applications to register, used in or necessary for the business of Company and its Subsidiaries as currently conducted (collectively “Company Intellectual Property”). (i) all Company Intellectual Property will be owned or continue to be available for use, following the consummation of the transactions contemplated by this Agreement, on substantially the same terms (including with respect to payment obligations) as they were owned or available for use by Company and its Subsidiaries immediately prior to the Effective Time; (ii) neither Company nor any of its Subsidiaries have transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person; and (iii) no Person has notified Company or any of its Subsidiaries in writing that it is claiming any ownership of or right to use any Company Intellectual Property that is owned by or exclusively licensed to the Company or one of its Subsidiaries (other than the right to use Company Intellectual Property expressly granted to such Person under a Contract with the Company or any of its Subsidiaries).

(b)            Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all material Company Intellectual Property that is owned by or exclusively licensed to the Company or one of its Subsidiaries and is registered or issued under the authority of any Governmental Entity or Internet domain name registrar (collectively, “Company Registered IP”), including (i) the name of the applicant/registrant (including, if different, the legal owner(s) and beneficial owner(s) of such item), (ii) any other co-owners, (iii) the date and jurisdiction of application/registration, (iv) the application or registration number, and (v) the status of such item. Except as, individually or in the aggregate has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, (i) all Company Registered IP (other than pending applications thereof) are valid, subsisting and, to the knowledge of Company, enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Registered IP is owned by or licensed to Company or one its Subsidiaries free and clear of all Liens. Neither Company nor any of its Subsidiaries has received any written notice or claim in the three (3) years prior to the date hereof challenging the validity or enforceability or inventorship or ownership of any Company Registered IP. To the knowledge of the Company, no trademark (including service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, and trade styles) or domain names owned, used, or applied for by the Company conflicts or interferes with any trademark or domain name owned, used, and applied for by any other Person for the same class of goods or services.

(c)            Each employee, director, independent contractor or consultant of the Company or any of its Subsidiaries who is or was involved in the creation or development of any intellectual property on behalf of the Company or any of its Subsidiaries, pursuant to such individual’s activities on behalf of the Company or any of its Subsidiaries, has signed a valid and enforceable written agreement containing (i) an irrevocable present assignment to the Company or its Subsidiaries of all intellectual property rights developed by such Person during such Person’s employment or engagement with the Company or its Subsidiaries, and (ii) appropriate confidentiality provisions protecting the Company Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries.

(d)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks, and to the knowledge of the Company, such information have not been used by or disclosed to any Person except pursuant to written, valid and appropriate non-disclosure agreements.

(e)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, to the knowledge of the Company (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets or other intellectual property rights of any third party in connection with the conduct of their respective businesses, (ii) no third party is misappropriating or infringing any Company Intellectual Property owned by or exclusively licensed to the Company or one of its Subsidiaries and (iii) no Company Intellectual Property owned by or exclusively licensed to the Company or one of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(f)            Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to, or assumption by, Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or any of its Affiliates granting to any other Person any right to or with respect to any intellectual property rights owned by, or licensed to, Parent or any of its Affiliates (other than rights granted by the Company or any of its Subsidiaries prior to the Closing Date to Company Intellectual Property), (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or any of its Subsidiaries is not a party), (iii) Parent or any of its Affiliates being obligated to pay any royalties or other material amounts, or offer any discounts, to any other Person pursuant to any Contract to which the Company is a party in excess of those payable by, or required to be offered by, the Company in the absence of this Agreement or the transactions contemplated hereby or (iv) a loss of, or Lien on, any Company Intellectual Property.

(g)            No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution (each a “R&D Sponsor”) has been or is being used in the development of any Company Intellectual Property that is owned by or exclusively licensed to the Company or one of its Subsidiaries except for any such funding or use of facilities or personnel that has not and would not reasonably be expected to result in such R&D Sponsor obtaining any ownership rights to (or the right to obtain any ownership rights to) such Company Intellectual Property, or any rights to receive royalties or other rights to use or exploit any Company Intellectual Property that is owned by or exclusively licensed to the Company or one of its Subsidiaries.

Section 3.19      Health Care Regulatory Matters.

(a)            The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the Federal Food, Drug, and Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347) and all other criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1349; the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any other law pertaining to a government sponsored or funded healthcare program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of pharmaceutical or biological products, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)            The Company is not party to any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)            All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 601. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices. The Company has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of the Company, that could compromise or affect the integrity, reliability, completeness, or accuracy of the data collected in such research, or the rights, safety, or welfare of the research subjects.

(e)            All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for pharmaceuticals and biological products at 21 C.F.R. Parts 210, 211, 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)            The Company has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form FDA-483 observations, or comparable findings from other Governmental Entities listed in Section 3.19 of the Company Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)            There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Company Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice.

(h)            There are no unresolved Company Safety Notices, and to the knowledge the Company, there are no facts that would be reasonably likely to result in a material Company Safety Notice or a termination or suspension of developing and testing of any of the Company Products.

(i)            Neither the Company, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)            All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not constituted or resulted in and would not reasonably be expected to constitute or result in, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)            Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l)            Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. None of the Company, any officer, employee or, to the knowledge of the Company, agent or distributor of the Company, has been debarred, suspended or excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 3.20      Data Privacy.

(a)            The Company and, to the knowledge of the Company, all vendors, processors, or other third parties processing information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, including name, address, telephone number, email address, billing information, health information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history and/or other data that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Requirements (“Personal Information”) by or for, and/or sharing Personal Information with, the Company (collectively, “Company Data Partners”), comply and have since January 1, 2020, complied in all material respects with (i) Laws relating to the privacy, security, or processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, processing and security of payment card information, and email, text message, or telephone communications, (ii) policies, notices, and/or statements related to Personal Information, and (iii) contractual commitments related to the processing of Personal Information applicable to the Company (collectively, the “Privacy Requirements”).

(b)            The execution, delivery, and performance of this Agreement and the Merger will not: (i) conflict with or result in a material violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit the Parent’s rights to own and process any Personal Information used in or necessary for the operation of the Company’s business; or (iv) otherwise prohibit the transfer of Personal Information to the Parent.

(c)            The Company has implemented, maintained and complied with, and has required the Company Data Partners processing material Personal Information to implement, maintain and comply with, in all material respects, commercially reasonable technical, physical, and organizational measures, plans, procedures, controls, and programs, (i) protect Personal Information against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or cyberattack, including a ransomware attack or a denial-of-service attack (each, a “Security Incident”), and (ii) identify and address internal and external risks to the privacy and security of Personal Information. Neither the Company and to the knowledge of the Company, any of the Company Data Partners has experienced any material Security Incidents.

(d)            In relation to any Security Incident and/or Privacy Requirement, the Company has not (i) notified or been required to notify any customer, consumer, employee, Governmental Entity, or other Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Entity or other Person. To the knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 3.21      Certain Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, employee, agent or other person acting on behalf of the Company or its Subsidiaries has, directly or indirectly, (a) violated or taken any action that could potentially result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Laws concerning corrupt payments applicable to the Company or its Subsidiaries (collectively, the “Anti-Corruption Laws”) or (b): (i) used, offered to use or authorized the use of any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries; (iv) made any inaccurate entry on the books or records of the Company or its Subsidiaries; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither the Company nor any of its Subsidiaries is or within the past five years has been (i) under external or internal investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) has received any written or other notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws. “Government Official” means any person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

Section 3.22      State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States apply to this Agreement, the CVR Agreement or any of the transactions contemplated hereby and thereby.

Section 3.23      Affiliate Transactions. Except (i) as set forth on Section 3.23 of the Company Disclosure Letter or (ii) for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2021.

Section 3.24      Brokers. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and Guggenheim Securities, LLC.

Section 3.25      Opinion of Financial Advisor. Guggenheim Securities, LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio pursuant to this Agreement and the consideration payable pursuant to the CVR Agreement is fair, from a financial point of view, to the holders of Company Shares. The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only.

Section 3.26      No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement, the Company acknowledges that none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement. Neither Parent nor any other Person will have or be subject to any liability to the Company, its Subsidiaries or any other Person resulting from the distribution to the Company or its Subsidiaries, or the Company’s or its Subsidiaries’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company or its Subsidiaries in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Section 3.27      No Reliance. The Company acknowledges and agrees that it has had an opportunity to discuss and ask questions regarding the business of Parent and its Subsidiaries with the management of Parent, has received sufficient responses to its requests for information regarding Parent, and has conducted its own independent investigation of Parent and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of Parent or any of its Subsidiaries, except for the representations and warranties set forth in Article IV or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article IV of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that except for the representations and warranties set forth in Article IV or in any certificate delivered in connection with this Agreement, the Company are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and the Company will have no claim against the Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT and MERGER SUB

Except (a) as disclosed or reflected in the Parent SEC Documents filed and publicly available after January 1, 2021 but at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent to which the relevance of such information is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1      Organization, Standing and Power.

(a)            Each of Parent, its Subsidiaries and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to have such power and authority or to be so qualified or licensed or in good standing that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(b)            Parent has previously furnished or otherwise made available to the Company a true and complete copy of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent is not in violation of any provision of the Parent Charter or the Parent Bylaws.

Section 4.2      Capital Stock.

(a)            The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of the Measurement Date, (1) 55,664,293 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (2) none of such shares were unvested restricted shares, (3) no shares were held in treasury, (4) no shares of Preferred Stock were outstanding, (5) an aggregate of 2,924,143 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding restricted stock units that vest solely based on the passage of time, (6) an aggregate of 1,000,000 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding restricted stock units that vest based in whole or in part on performance metrics (at the target level of performance), (7) an aggregate of 4,817,222 shares of Parent Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock (of which 3,817,222 vest solely based on the passage of time and 1,000,000 vest based in whole or in part on performance metrics (at the target level of performance)) (“Parent Stock Options”), (8) 528,854 shares of Parent Common Stock were available for issuance of future awards under the Parent’s equity incentive plans and (9) 9,768,012 shares of Parent Common Stock subject to or otherwise deliverable in connection with the exercise of outstanding convertible notes.

(b)            Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Parent Stock Options outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, (ii) there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or any Subsidiary of Parent and (iii) there are no other options, calls, warrants, rights of first refusal or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party (iv) there are no bonds, debentures, notes or other indebtedness of Parent or any Subsidiary of Parent issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote, and (v) there is no Contract to which Parent or its Subsidiaries is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares or capital or other equity interests of any Subsidiary of Parent.

(c)            Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another wholly-owned Subsidiary of Parent and are owned free and clear of all Liens of any nature whatsoever, except where any such failure to own any such shares free and clear that, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d)            All of the issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

Section 4.3      Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement, to perform its obligations hereunder and, subject to (a) the approval of this Agreement and the CVR Agreement by Parent as the sole stockholder of Merger Sub, and (b) the approval of the Parent Stock Issuance by the holders of at least a majority of the issued and outstanding shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting and entitled to vote on the proposal to approve the Parent Stock Issuance (the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and the CVR Agreement or to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to obtaining the Parent Stockholder Approval. This Agreement has been, and as of the Effective Time the CVR Agreement will have been, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.5, has directed that this Agreement be submitted to a vote of Parent’s stockholders, resolved to recommend that Parent’s stockholders, adopt and approve the Parent Stock Issuance contemplated hereby (the “Parent Board Recommendation”) and resolved to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus. The Parent Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Parent necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.4      No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Parent Charter or Parent Bylaws or the equivalent Organizational Documents of any of Parent’s Subsidiaries or Merger Sub (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, any of its Subsidiaries or Merger Sub, or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or by which Parent, any of its Subsidiaries, Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by each of Parent or Merger Sub and the consummation by each of Parent or Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification, in each case with respect to a Governmental Entity, the failure of which to make or obtain that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.5      SEC Reports; Financial Statements.

(a)            Parent has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2021 (all such forms, reports, statements, certificates and other documents filed since January 1, 2021 and prior to the date hereof, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2021. Since January 1, 2021 no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)            The audited consolidated financial statements of Parent (including any related notes thereto) included in or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments.

(c)            Parent maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2022. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d)            Since January 1, 2021, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director or officer of Parent or any Subsidiary of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) to the knowledge of Parent, no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e)            As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f)            Neither Parent nor any Subsidiary of Parent is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Parent SEC Documents, and none of Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

Section 4.6      No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, determined, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet as of December 31, 2022 (or the notes thereto) included in the Parent SEC Documents, (b) incurred in the ordinary course of business since January 1, 2023, (c) incurred pursuant to the transactions contemplated by this Agreement and (d) that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.7      Certain Information. The information supplied or to be supplied by Parent and Merger Sub specifically for inclusion in the Form S-4 shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus.

Section 4.8      Absence of Certain Changes or Events. Since January 1, 2023 through the date of this Agreement, (a) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business in all material respects and in a manner consistent with past practice, and (b) there has not been any Effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.9      Litigation. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity and (c) there are no subpoenas, civil investigative demands or other written requests for information issued to Parent or any of its Subsidiaries relating to potential or actual violations of any Law that are pending or, to the knowledge of Parent, threatened, or any investigations or claims against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets, relating to potential or actual violations of any Law.

Section 4.10      Compliance with Laws. Except as provided in Section 4.10 of the Parent Disclosure Letter, Parent and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually or the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of the Parent, received any written notice or verbal notice from any Governmental Entity regarding any potential or actual material violation by Parent or any of its Subsidiaries of any Law; or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by Parent or any of its Subsidiaries of any Law. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, (x) all Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Permit is threatened, (y) all fees and assessments due and payable in connection with the Permits have been timely paid, and (z) Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits.

Section 4.11      Benefit Plans.

(a)            For purposes of this Agreement, “Parent Plan” means each “employee benefit plan” (within the meaning of ERISA), each “multiemployer plans” (within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other plans, agreements, programs, policies or other arrangements providing compensation or benefits, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Parent or its Subsidiaries has any present or future right to benefits or Parent or its Subsidiaries has had or has any present or future material liability or which is sponsored, maintained or contributed to by Parent or its Subsidiaries. With respect to each material Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy thereof (or, in the case of an unwritten Parent Plan, a summary of the material terms and conditions thereof) and, to the extent applicable: (i)  any related trust agreement or other funding instrument (including insurance contracts), (ii) the most recent determination, advisory or opinion letter from the IRS, (iii) any summary plan description and summary of material modifications thereto and other equivalent written communications by the Parent or its Subsidiaries to their employees concerning the extent of the benefits provided under a Parent Plan; (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) attorney’s response to an auditor’s request for information and (E) nondiscrimination and other testing results for 2020, 2021 and 2022; and (v) copies of all material non-routine correspondence with any Governmental Entity in the past three years (including any filings under the Parent Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program).

(b)            With respect to the Parent Plans:

(i)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, each Parent Plan is now and has at all times been established, maintained, funded and administered in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Parent Plan, and except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result a Parent Material Adverse Effect, all contributions required to be made under the terms of any Parent Plan or applicable Law have been timely made;

(ii)            each Parent Plan intended to be qualified under Section 401(a) of the Code has received a currently effective, favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to cause the loss, or failure to have, such qualified status of such Parent Plan; and

(iii)            there are no (and in the past three (3) years have not been any) material Actions (including any investigation, audit or other administrative proceeding) or other claims by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant, beneficiary or other Person pending, or to the knowledge of Parent, threatened relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits).

(c)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, Parent and its Subsidiaries do not maintain any Parent Plan, or otherwise have any liability with respect to a plan, that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of COBRA and the Parent and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. Parent and its Subsidiaries do not have any material liability under Chapter 43 of the Code (whether or not assessed).

(d)            No Parent Plan is, and none of the Parent, any of its Subsidiaries or any Parent ERISA Affiliate maintains, sponsors or contributes to (or has any liability, including on account of previously maintaining, sponsoring or contributing to), a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. For purposes of this section, “Parent ERISA Affiliate” means any trade or business (whether or not incorporated) which is (or to the extent the Parent or any Subsidiary could have any outstanding liability on account of a prior affiliation, was) treated as a single employer along with Parent or any of its Subsidiaries for purposes of Section 4001 of ERISA or Section 414 of the Code. No Parent Plan is, and none of Parent or its Subsidiaries has any liability with respect to a plan that is, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of any Parent Plan, Parent or any of its Subsidiaries provides or has any obligation to provide health, death or other welfare benefits following the termination of an employee’s employment with Parent or its Subsidiaries, except to the extent required by COBRA or other similar Law.

(e)            Neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby (either alone or in combination with any other event) could reasonably be expected to result in the payment of a benefit or compensation, the increase of a benefit or compensation amount, the payment of a contingent benefit or the acceleration of the payment, funding or vesting of a benefit or compensation with respect to any current or former employee or other individual service provider of Parent or its Subsidiaries. Neither the execution of this Agreement, nor the consummation of any of the transactions contemplated hereby (either alone or in combination with any other event) could reasonably be expected to result in any payment or benefit being nondeductible pursuant to Section 280G of the Code or subject to a Tax under Section 4999 of the Code. The Parent has no obligation to indemnify any individual for, or provide a gross-up, make-whole or similar payment in respect of, any Tax incurred pursuant to Section 409A or 4999 of the Code or otherwise.

Section 4.12      Labor Matters

(a)            Parent and its Subsidiaries are, and since January 1, 2020 have been, in all material respects, in compliance with the terms of the Parent Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Employment Laws.

(b)            Except as set forth on Section 4.12(c) of the Parent Disclosure Letter, there are no material Actions or claims pending or, to Parent’s knowledge, threatened, relating to Employment Law, or unfair labor practice or payment of compensation to any current or former service provider of the Parent or any of its Subsidiaries.

(c)            During the three (3)-year period immediately prior to the date of this Agreement, neither Parent nor its Subsidiaries have implemented any “plant closing” or “mass layoff” (in each case, as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state or local Law) with respect to which there is any remaining liability or obligation.

Section 4.13      Environmental Matters.

(a)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries are, and during the past three (3) years have been, in compliance with all applicable Environmental Laws, and possess and are, and during the past three (3) years have been, in compliance with all applicable Environmental Permits required under such Environmental Laws to operate the business; (ii) there has been no release, discharge or disposal of Materials of Environmental Concern that could reasonably be expected to result in a violation by, or result in a liability of Parent and each of its Subsidiaries under, any Environmental Laws (A) on, under, in or at any owned or leased real property, or to the knowledge of Parent, (B) on, under, in or at any real property formerly owned or leased by Parent or its Subsidiaries or at any third party waste disposal location used by the Parent or its Subsidiaries; (iii) neither Parent nor any of its Subsidiaries have received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) within the last three (3) years, neither Parent nor any of its Subsidiaries haves received any written notice, claim or complaint, or is presently subject to any action or proceeding, relating to actual or alleged noncompliance with, or liability arising under, Environmental Laws or any other liabilities pursuant to Environmental Laws that is unresolved, and to the knowledge of Parent, no such matter has been threatened in writing; and (v) the Parent has provided Company reasonable access to all material environmental investigations, studies, audits, analyses or other reports (including any Phase I or Phase II reports) to the extent in the possession, custody or control of the Parent or its Subsidiaries relating to the Parent or each of its Subsidiaries compliance with Environmental Law or the presence of contamination by Materials of Environmental Concern on, under, in or at any property currently or formerly owned, leased, operated or occupied by the Parent or its Subsidiaries.

(b)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

Section 4.14      Taxes.

(a)            Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect:

(i)            All Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

(ii)            Parent and its Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any Tax Return). Parent has established adequate accruals and reserves in accordance with GAAP on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its applicable Subsidiaries with respect to all taxable periods (and portions thereof) through the date of such financial statements.

(iii)            Each of Parent and its Subsidiaries has (i) timely deducted, withheld and collected all amounts required to be deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties and have timely paid or remitted over any amounts so withheld, deducted or collected to the appropriate Governmental Entity and (ii) otherwise complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)            There are no Liens for Taxes with respect to any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(v)            No claim has been made in writing by any Tax authority in a jurisdiction where Parent or any of its Subsidiaries has not filed a Tax Return of a particular type that Parent or its applicable Subsidiary, as the case may be, is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction with respect to Taxes that are the subject of such Tax Return.

(vi)            Neither Parent nor any its Subsidiaries (i) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes for which the statute of limitations is open (except for any such group of which Parent is the common parent) or (ii) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Law) or as a transferee or successor.

(vii)            Neither Parent nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes and (B) any agreement or arrangement solely between or among Parent and/or any of its Subsidiaries.

(viii)            No audits or other proceedings are currently ongoing or pending, or threatened or proposed in writing, against or with respect to Parent or any of its Subsidiaries with respect to any Tax or Tax Return. No deficiencies for any amount of Taxes have been asserted or assessed in writing against Parent or any of its Subsidiaries that have not been paid in full by any of them or that are not being contested in good faith and for which adequate accruals or reserves for such deficiency have not been established in accordance with GAAP on the financial statements included in the Parent SEC Documents.

(ix)            Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other open transaction disposition made prior to the Closing, (B) any adjustment under Section 481(a) of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) or change in method of accounting initiated prior to the Closing, (C) the use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (D) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) executed prior to the Closing, (E) any prepaid amount or deferred revenue received or accrued prior to the Closing, (F) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 or (G) pursuant to Section 965 of the Code. Neither Parent nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(x)            Neither Parent nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes for which the statute of limitations is open, (C) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, except in the ordinary course of business (D) has applied for a ruling from any Tax authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a Tax authority that is pending or (E) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Tax authority.

(xi)            Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Law).

(b)            Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, in the two years prior to the date of this Agreement.

(c)            Neither Parent nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action, in each case that is not contemplated by this Agreement, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.15      Insurance. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, (a) all insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is, in all material respects, commercially reasonable, (b) neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) since the earlier of the most recent renewal date and January 1, 2021, as of the date hereof, Parent has not received any written notice (i) threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies, (ii) refusal of any coverage or rejection of any material claim under any insurance policy held by Parent or any of its Subsidiaries. As of the date of this Agreement, there is no pending material claim by Parent or its Subsidiaries against any insurance carrier under any insurance policy held by Parent or its Subsidiaries.

Section 4.16      Properties. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has (i) good and valid title to all of its tangible personal property and (ii) a valid leasehold estate in all of its leased real property, free and clear of Encumbrances other than Permitted Encumbrances. No representation is made under this Section 4.16 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.17. Parent or a Subsidiary of Parent does not own any real property.

Section 4.17      Intellectual Property.

(a)            Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, Parent or its Subsidiaries own, or have the right pursuant to valid and enforceable licenses to use, all (i) trademarks (including service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, and other indications of origin, and the goodwill associated with the foregoing, in each case in any jurisdiction), (ii) domain names, (iii) patents (including any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing, in each case in any jurisdiction), (iv) copyrights (including with respect to literary, pictorial and graphic works in any jurisdiction), and (v) all know-how and trade secrets and other intellectual property rights, including for each case (i)-(iv), any pending applications to register, used in or necessary for the business of Parent and its Subsidiaries as currently conducted.

(b)            Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, (i) all registered marks, patents, copyrights and domain names owned or purported to be owned (in whole or in part) by Parent or any of its Subsidiaries (collectively, “Parent Registered IP”) are valid, subsisting and, to the knowledge of Parent, enforceable. No Parent Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is or has been threatened with respect to any of the Parent Registered IP.

(c)            Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, each of Parent and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of Parent or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks, and to the knowledge of Parent, such information have not been used by or disclosed to any Person except pursuant to written, valid and appropriate non-disclosure agreements.

(d)            Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, to the knowledge of Parent, (i) Parent and its Subsidiaries are not infringing upon or misappropriating intellectual property of any third party in connection with the conduct of their respective businesses, (ii) no third party is misappropriating or infringing any intellectual property owned by Parent or any of its Subsidiaries and (iii) no intellectual property owned by Parent or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Parent or any of its Subsidiaries.

Section 4.18      Health Care Regulatory Matters.

(a)            Parent, and to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to Parent or any of its products or activities. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)            Parent is not party to any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Parent or any of its Subsidiaries (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)            All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and , 314 and 601. No clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of Parent has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices. Parent has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of Parent, that could compromise or affect the integrity, reliability, completeness, or accuracy of the data collected in such research, or the rights, safety, or welfare of the research subjects.

(e)            All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for pharmaceuticals and biological products at 21 C.F.R. Parts 210, 211, 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)            Parent has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form FDA-483 observations, or comparable findings from other Governmental Entities listed in Section 4.18 of Parent Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)            There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Parent Products, or any adverse experiences relating to the Parent Products that have been reported to FDA or other Governmental Entity (“Parent Safety Notices”), and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Parent Safety Notice.

(h)            There are no unresolved Parent Safety Notices, and to the knowledge Parent, there are no facts that would be reasonably likely to result in a material Parent Safety Notice or a termination or suspension of developing and testing of any of the Parent Products.

(i)            Neither Parent, nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. To the knowledge of Parent, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)            All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)            Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l)            Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. None of Parent nor any officer, employee, or to the knowledge of Parent, agent or distributor of Parent, has been debarred, suspended or excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.19      Certain Payments. Neither Parent nor any of its Subsidiaries nor any director, officer, employee, agent or other person acting on behalf of Parent or its Subsidiaries has, directly or indirectly, (a) violated or taken any action that could potentially result in a violation of any Anti-Corruption Laws or (b): (i) used, offered to use or authorized the use of any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Parent or its Subsidiaries; (iv) made any inaccurate entry on the books or records of Parent or its Subsidiaries; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither Parent nor any of its Subsidiaries is or within the past five years has been (i) under external or internal investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) has received any written or other notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Neither Parent nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 4.20      State Takeover Statutes. No Takeover Laws enacted under of any state Laws in the United States apply to this Agreement or the CVR Agreement or any of the transactions contemplated hereby and thereby.

Section 4.21      Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Parent SEC Document filed by Parent prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of Parent is a party to any Material Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Parent or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC since January 1, 2021.

Section 4.22      Brokers. No broker, investment banker, financial advisor or other Person, other than SVB Securities LLC and H.C. Wainwright & Co., LLC (together, the “Parent Financial Advisors”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, its Subsidiaries, or Merger Sub. Parent has made available to the Company true, correct and complete copies of all engagement, fee and similar Contracts between Parent (or any Subsidiary of Parent) and the Parent Financial Advisors.

Section 4.23      Opinion of Financial Advisor. Each of the Parent Financial Advisors has delivered to the Parent Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration proposed to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent will make available to the Company a copy of each such opinion as soon as practicable following the execution of this Agreement for information purposes only.

Section 4.24      No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any Contract with any Person.

Section 4.25      No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Section 4.26      No Reliance. Each of Parent, and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and has received sufficient responses to its requests for information regarding the Company and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article V
COVENANTS

Section 5.1      Conduct of Business of the Company.

(a)            The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or with respect to commercially reasonable actions taken by the Company or any of its Subsidiaries in response to Public Health Measures that are taken in good faith and are consistent with practices in the industry and geographic regions in which the Company operates in response to COVID-19 or (iv) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct their respective business in the ordinary course of business in all material respects and (x) use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable Laws.

(b)            Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures) or (z) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of its Subsidiaries not to:

(i)            amend or otherwise change its Organizational Documents;

(ii)            issue, deliver, sell, pledge, grant, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except pursuant to the exercise of Company Stock Options or settlement of other awards (including, but not limited to Company RSUs) outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments;

(iii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)            (A) adjust, split, combine, exchange, redeem, repurchase or otherwise acquire any shares of capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof or through the Company’s existing or previously announced repurchase program, redemptions or exchanges, or (B) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any of its Subsidiaries’ capital stock or equity interests;

(v)            (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets other than (x) such acquisitions set forth on Section 5.1(b)(v) of the Company Disclosure Letter, (y) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, assign, transfer, lease, license, encumber or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than, in each case, (x) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (C) as security for any borrowings permitted by Section 5.1(b)(viii); or (D) licenses granted to customers or other third parties in the ordinary course of business; or (E) dispositions of assets which do not constitute Company Intellectual Property, and with respect to which the fair market value of all such assets does not exceed $500,000 in the aggregate;

(vi)            except in the ordinary course of business, (x) materially amend or terminate any Material Contract (other than terminations pursuant to the expiration of the existing term of any Material Contract or without penalty and loss of material benefit to the Company), (y) waive, release or assign any material rights under any Material Contract or (z) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract;

(vii)            make, or agree or commit to make, any capital expenditure, except (A) for capital expenditures in the ordinary course in an amount not to exceed $300,000, (B) capital expenditures related to operational emergencies or (C) as required by Law or a Governmental Entity; provided, that in the case of clauses (B) and (C), the Company shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter;

(viii)            fail to maintain compliance in all material respects with the material terms of the Term Loan Credit Facility;

(ix)            (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur, redeem, repurchase, prepay, defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances or capital contributions to any other Person, except for: (1) subject to Section 5.21, repayment of the amounts outstanding under the Term Loan Credit Facility when due in accordance with their terms; (2) any indebtedness among the Company and its Subsidiaries or among Subsidiaries of the Company (and guarantees by the Company or its Subsidiaries in respect thereof) and (3) purchase money financings and capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $50,000 at any time outstanding, (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries) or (D) incur any Encumbrance on any of its material property or assets, except Permitted Encumbrances;

(x)            except to the extent required by applicable Law or any Company Plan in effect as of the date hereof, (A) materially increase or decrease the compensation or benefits of any director or any Company Employee with annual base compensation in excess of $200,000, (B) enter into, establish, amend, terminate or materially modify (including by exercising discretion to accelerate vesting or the time of payment or funding) any Company Plan, or any arrangement that would be a Company Plan if in effect as of the date of this Agreement; (C) hire any individual as an employee (except, with respect to any individual whose annual base compensation does not exceed $200,000, to fill a vacancy); (D) terminate the employment of any Company Employee with annual base compensation in excess of $200,000 (other than for cause); or (E) enter into any collective bargaining agreement;

(xi)            implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)            adopt a plan of (A) complete or partial liquidation of the Company or any Subsidiary of the Company or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Subsidiaries of the Company;

(xiii)            enter into any Company Real Property Leases;

(xiv)            commence, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that (A) involve only the payment of money damages (1) for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $50,000 and for all such compromises or settlements that is, in the aggregate, less than $100,000 or (2) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2022, (B) do not impose any restriction on the Company’s business or the business of its Subsidiaries, (C) do not relate to any litigation, claim, suit, action or proceeding by the Company’s stockholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries;

(xv)            (A) make, change or revoke any material Tax election, (B) change or adopt any material Tax accounting period or material method of Tax accounting, (C) amend or refile any material Tax Return, (D) file any material Tax Return prepared in a manner materially inconsistent with past practice, (E) settle or compromise any material liability for Taxes or any audit, claim or other proceeding relating to a material amount of Taxes, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Law), (G) request any ruling from any Governmental Entity relating to Taxes, (H) surrender any right to claim a material refund of Taxes or (I) other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xvi)            sell, transfer, assign, license, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), or grant a Lien on, covenant not to sue in respect of, mortgage, encumber or exchange any material Company Intellectual Property owned, or purported to be owned, by, or exclusively license to, the Company or any Subsidiary of the Company (other than the grant of non-exclusive licenses to customers in the ordinary course of business, to the extent such licenses are necessary for the respective customer’s use or receipt of Company Products and subject to terms and conditions (including as to confidentiality) that are consistent with past practice);

(xvii)            materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xviii)            (A) amend any Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or knowingly allow to lapse any material Permits;

(xix)            with respect to Intellectual Property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to the Company Intellectual Property, (C) fail to use diligent efforts to file and prosecute any patent applications included in the Company Intellectual Property; or

(xx)            agree to take or otherwise authorize, approve or enter into any agreement or make any commitment to take any of the actions described in Sections 5.1(b)(i) through (xix).

Section 5.2      Conduct of Business of Parent.

(a)            Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.2(a) of the Parent Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or with respect to commercially reasonable actions taken by Parent or any of its Subsidiaries in response to Public Health Measures that are taken in good faith and are consistent with practices in the industry and geographic regions in which Parent operates in response to COVID-19 or (iv) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to (w) conduct their respective business in the ordinary course of business in all material respects and (x) use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable Laws.

(b)            Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.2(b) of the Parent Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures), or (z) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not and shall cause each of its Subsidiaries not to:

(i)            amend or otherwise change the Organizational Documents of Parent or Merger Sub in any manner that would be adverse in any material respect to the holders of Company Shares (after giving effect to the Merger) relative to other holders of Parent Common Stock;

(ii)            issue, deliver, sell, grant or otherwise permit to become outstanding any shares of capital stock, or grant to any Person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except (A) pursuant to the exercise of Parent Stock Options or settlement of other equity awards issued pursuant to a Parent Plan; (B) shares of Parent Common Stock issuable upon exercise or exchange of any outstanding convertible notes or warrants; (C) compensatory awards in the ordinary course of business; or (D) to any of the Company and its Subsidiaries;

(iii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries);

(iv)            (A) adjust, split, combine, exchange, redeem, repurchase or otherwise acquire any shares of Parent Common Stock, except (w) in connection with the cashless exercises or similar transactions pursuant to the exercise of Parent Stock Options or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof, (x) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights; (y) shares of Parent Common Stock accepted as payment for the exercise price of Parent’s equity awards or for withholding Taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award; or (z) through Parent’s existing or previously announced repurchase program, redemptions or exchanges, or (B) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Parent’s or any of its Subsidiaries’ capital stock or equity interests;

(v)            implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(vi)            adopt a plan of (A) complete or partial liquidation of Parent or Merger Sub or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among Parent and any direct or indirect wholly owned Subsidiaries of Parent; or

(vii)            agree to take or otherwise authorize, approve or enter into any agreement or make any commitment to take any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(vi).

Section 5.3      No Control of Other Party’s Business. Nothing contained in this Agreement (including anything in Section 5.1(b)) shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement (including anything in Section 5.2(b)) shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4      No Solicitation by the Company.

(a)            From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.1, except as expressly permitted by this Section 5.4, the Company agrees that it shall not, and shall cause its Subsidiaries and direct its and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly assist, knowingly induce or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any proposal or offer that constitutes, or would be reasonably expected to lead to, a Company Acquisition Proposal or (ii) engage in, continue or participate in any negotiations or discussions with any Persons other than Parent, Merger Sub and their respective Affiliates and Representatives to the extent acting on behalf of Parent or Merger Sub (any such Person, a “Third Party”) (other than to refer the inquiring Person to this Section 5.4) concerning any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (iii) furnish or provide or cause to be furnished or provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes of would reasonably be expected to lead to a Company Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing. The Company agrees that it will, and will cause its Subsidiaries and direct its and their respective Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Company Acquisition Proposal, (y) deliver a written notice to any such Third Party explicitly stating that the Company is terminating all discussions and negotiations with such Third Party with respect to any Company Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential or proprietary information concerning the Company and its Subsidiaries, and (z) promptly terminate access of any such Third Party to any due diligence or electronic or physical data room with respect to any Company Acquisition Proposal; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case to the extent necessary to comply with fiduciary duties under applicable Law.

(b)            Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Acquisition Proposal from a Third Party made after the date hereof that (x) did not result from a material breach of Section 5.4(a) or Section 5.4(c) by the Company, any of its Subsidiaries or any of its or their respective Representatives, and (y) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, constitutes or may reasonably be expected to lead to a Company Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, the Company and its Representatives may, following receipt of an executed customary confidentiality agreement with nondisclosure provisions that are at least as restrictive of such Third Party as the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and that does not prohibit compliance by the Company with this Section 5.4: (i) furnish information with respect to the Company and its Subsidiaries to such Third Party making such Company Acquisition Proposal and (ii) participate in discussions or negotiations with such Third Party and its Representatives regarding such Company Acquisition Proposal; provided, that the Company shall promptly (and in no event later than 24 hours after its receipt of such Company Acquisition Proposal) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Company Acquisition Proposal or its Representatives which was not previously provided or made available to Parent. If the Company receives a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 24 hours after its receipt of such Company Acquisition Proposal) notify Parent in writing of such Company Acquisition Proposal (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, a written summary of the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such Company Acquisition Proposal, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c)            Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, change, qualify, withhold, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) adopt, approve, recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or Company Alternative Acquisition Agreement, (iii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) in the event a tender offer that constitutes a Company Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Company Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.6(b)), or (v) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.6(b)), a press release reaffirming the Company Board Recommendation (any of such action in clauses (i)-(v), an “Company Adverse Recommendation Change”), (vi) cause or permit the Company or any of its Subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, merger agreement, or other similar agreement or commitment (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”) or (vii) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Company Adverse Recommendation Change or otherwise a violation of this clause (c).

(d)            Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.4, and that has not been withdrawn, the Company Board may, at any time prior to the Company Stockholders Meeting, make a Company Adverse Recommendation Change and authorize the Company to terminate this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met prior to making such Company Adverse Recommendation Change:

(i)            the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Law;

(ii)            (A) the Company shall have provided to Parent five Business Days’ prior written notice (the “Company Superior Proposal Notice”), which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) an unredacted copy of such Company Acquisition Proposal (or, if not in writing, the material terms and conditions thereof, including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to make a Company Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Company Alternative Acquisition Agreement, as applicable and (B) prior to making such Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period commencing on the delivery of the Company Superior Proposal Notice, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal and (y) in determining whether to make an Company Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(iii)            following the end of such five Business Day period (as such period may be extended in accordance with clause (ii) above), the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)            Notwithstanding anything to the contrary set forth in this Section 5.4, upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the Company Stockholders Meeting, make a Company Adverse Recommendation Change that is not related to a Company Acquisition Proposal if all of the following conditions are met:

(i)            prior to making such Company Adverse Recommendation Change, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Adverse Recommendation Change would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Law, (2) the Company shall have (A) provided to Parent five Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Company Adverse Recommendation Change and (B) prior to making such an Company Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such five Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Company Adverse Recommendation Change in response to the Company Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)            following the end of such five Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)            The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any written Company Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to a Company Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding a Company Acquisition Proposal, including in each case the identity of the Person making any such Company Acquisition Proposal, inquiry or request and the material terms of any such Company Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g)            Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Adverse Recommendation Change shall be permitted, made or taken except in accordance with Section 5.4(d).

(h)            Any breach of the restrictions contained in this Section 5.4 by any of the Company’s Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

(i)            As used in this Agreement:

(i)            “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities, voting power or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

(ii)            “Company Intervening Event” means an Effect that arises following the date hereof that (A)(x) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which Effect becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting, and (y) is material to the Company and its Subsidiaries (taken as a whole), and (B) does not relate to (x) a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, and (y)  in each case in and of itself, any changes in the market price or trading volume of Company Shares or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clause (A)).

(iii)            “Company Superior Proposal” means any bona fide written Company Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view (including taking into account payment by the Company of the Company Termination Fee) to the holders of Company Shares than the Merger and the other transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 5.4(d)), taking into account all the terms and conditions of such proposal, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such Company Acquisition Proposal, and this Agreement and (B) that the Company Board believes in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5      No Solicitation by Parent.

(a)            From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.1, except as expressly permitted by this Section 5.5, Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall not, and shall cause its Subsidiaries and direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly assist, knowingly induce or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any proposal or offer that constitutes, or would be reasonably expected to lead to, a Parent Acquisition Proposal or (ii) engage in, continue or participate in any negotiations or discussions with any Third Party (other than to refer the inquiring Person to this Section 5.5) concerning any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal, (iii) furnish or provide or cause to be furnished or provided any non-public information or data relating to Parent or any of its Subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes of would reasonably be expected to lead to a Parent Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing. Parent agrees that it will, and will cause its Subsidiaries and direct its and their respective Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Parent Acquisition Proposal, (y) deliver a written notice to any such Third Party explicitly stating that Parent is terminating all discussions and negotiations with such Third Party with respect to any Parent Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential or proprietary information concerning Parent and its Subsidiaries, and (z) promptly terminate access of any such Third Party to any due diligence or electronic or physical data room with respect to any Parent Acquisition Proposal; provided, that nothing in this Agreement shall restrict Parent from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case to the extent necessary to comply with fiduciary duties under applicable Law.

(b)            Notwithstanding anything to the contrary in Section 5.5(a), at any time prior to obtaining the Parent Stockholder Approval, in response to an unsolicited bona fide written Parent Acquisition Proposal from a Third Party made after the date hereof that (x) did not result from a material breach of Section 5.5(a) or Section 5.5(c) by Parent, any of its Subsidiaries or any of its or their respective Representatives, and (y) Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, constitutes or may reasonably be expected to lead to a Parent Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with Parent Board’s fiduciary duties to Parent and its stockholders under applicable Law, Parent and its Representatives may, following receipt of an executed customary confidentiality agreement with nondisclosure provisions that are at least as restrictive of such Third Party as the Confidentiality Agreement (except for such changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement) and that does not prohibit compliance by Parent with this Section 5.5(b) (i) furnish information with respect to Parent and its Subsidiaries such Third Party making such Parent Acquisition Proposal and (ii) participate in discussions or negotiations with such Third Party and its Representatives regarding such Parent Acquisition Proposal; provided, that Parent shall promptly (and in no event later than 24 hours after its receipt of such Parent Acquisition Proposal) provide or make available to the Company any material non-public information concerning Parent or any of its Subsidiaries prior to or substantially concurrently with the provision of such information to the Person making such Parent Acquisition Proposal or its Representatives which was not previously provided or made available to the Company. If Parent receives a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than 24 hours after its receipt of such Parent Acquisition Proposal) notify the Company in writing of such Parent Acquisition Proposal (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, a written summary of the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and Parent shall thereafter keep the Company reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such Parent Acquisition Proposal, including informing the Company of any material change to the terms of such Parent Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c)            Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(d)(ii), neither the Parent Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, amend or modify in a manner adverse to the Company, or publicly propose to withdraw, change, qualify, withhold, amend or modify in a manner adverse to the Company, the Parent Board Recommendation, (ii) adopt, approve, recommend, or publicly propose to adopt, approve or recommend, any Parent Acquisition Proposal or Parent Alternative Acquisition Agreement, (iii) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) in the event a tender offer that constitutes a Parent Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Parent Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D09 within (10) Business Days of such commencement (and in no event later than one (1) Business Day prior to the date of the Parent Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.6(c)) or (v) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.6(c)), a press release reaffirming the Parent Board Recommendation (any of such action in clauses (i)-(v), a “Parent Adverse Recommendation Change”); (vi) cause or permit Parent or any of its Subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, merger agreement, or other similar agreement or commitment (other than a confidentiality agreement referred to in Section 5.5(b) entered into in compliance with Section 5.5(b)) relating to any Parent Acquisition Proposal (a “Parent Alternative Acquisition Agreement”) or (vii) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Parent Acquisition Proposal or counterparty thereto; provided, that delivery of a written notice to the Company as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to the Company, shall not be deemed to constitute a Parent Adverse Recommendation Change or otherwise a violation of this clause (c).

(d)            Notwithstanding anything to the contrary set forth in this Section 5.5, following receipt of a written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of this Section 5.5 and has not been withdrawn the Parent Board may, at any time prior to the Parent Stockholders Meeting, make a Parent Adverse Recommendation Change and authorize Parent to terminate this Agreement to enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal in accordance with Section 7.1(d)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met prior to making such Parent Adverse Recommendation Change:

(i)            the Parent Board determines in good faith, after consultation with the Parent’s outside legal counsel and its financial advisor, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties to its stockholders under applicable Law;

(ii)            (A) Parent shall have provided to the Company five Business Days’ prior written notice (the “Parent Superior Proposal Notice”), which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) an unredacted copy of such Parent Acquisition Proposal (or, if not in writing, the material terms and conditions thereof including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Parent Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (iii) below, the Parent Board has determined to make an Parent Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(d)(ii) in order to enter into the Parent Alternative Acquisition Agreement, as applicable and (B) prior to making such Parent Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(d)(ii), as applicable, (x) Parent shall have used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such notice period commencing on the delivery of the Parent Superior Proposal Notice, to consider any adjustments proposed by the Company to the terms and conditions of this Agreement such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal and (y) in determining whether to make a Parent Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(d)(ii), the Parent Board shall have taken into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice; and

(iii)            following the end of such five Business Day period (as such period may be extended in accordance with clause (ii) above), the Parent Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed by the Company, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and that the failure to make such Parent Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(d)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)            Notwithstanding anything to the contrary set forth in this Section 5.5, upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the Parent Stockholders Meeting, make a Parent Adverse Recommendation Change that is not related to a Parent Acquisition Proposal if all of the following conditions are met:

(i)            prior to making such Parent Adverse Recommendation Change, (1) the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Parent Intervening Event, a failure to effect a Parent Adverse Recommendation Change would be reasonably expected to be inconsistent with the Parent Board’s fiduciary duties to its stockholders under applicable Law, (2) Parent shall have (A) provided to the Company five Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to make a Parent Adverse Recommendation Change and (B) prior to making such a Parent Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such five Business Day period to consider any adjustments proposed by the Company to the terms and conditions of this Agreement such that the failure of the Parent Board to make a Parent Adverse Recommendation Change in response to the Parent Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)            following the end of such five Business Day period, the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed by the Company, the failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)            Parent promptly (and in any event within 48 hours) shall advise the Company orally and in writing of (i) any written Parent Acquisition Proposal, (ii) any written request for non-public information relating to Parent or its Subsidiaries, other than requests for information not reasonably expected to be related to a Parent Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding a Parent Acquisition Proposal, including in each case the identity of the Person making any such Parent Acquisition Proposal, inquiry or request and the material terms of any such Parent Acquisition Proposal, inquiry or request and thereafter shall keep the Company informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g)            Nothing set forth in this Agreement shall prevent Parent or the Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Parent Adverse Recommendation Change shall be permitted, made or taken except in accordance with Section 5.5(d).

(h)            Any breach of the restrictions contained in this Section 5.5 by any of the Parent’s Subsidiaries, or any Representatives of the Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.5 by Parent.

(i)            As used in this Agreement:

(i)            “Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than the Company or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes 20% or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities, voting power or consolidated total assets of Parent and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

(ii)            “Parent Intervening Event” means an Effect that arises following the date hereof that (A) (x) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which Effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the Parent Stockholders Meeting, and (y) is material to Parent and its Subsidiaries (taken as a whole), and (B) does not relate to (x) a Parent Acquisition Proposal or a Parent Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, and (y)  in each case in and of itself, any changes in the market price or trading volume of shares of Parent Common Stock or the fact that Parent meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (A)).

(iii)            “Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal (A) on terms which the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, to be more favorable from a financial point of view (including taking into account payment by Parent of the Parent Termination Fee) to the holders of shares of Parent Common Stock than the Merger and the other transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by the Company in response to such Parent Acquisition Proposal pursuant to Section 5.5(d)), taking into account all the terms and conditions of such proposal, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such Parent Acquisition Proposal, and this Agreement and (B) that the Parent Board believes in good faith, after consultation with the Parent’s outside legal counsel and financial advisors, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Parent Superior Proposal,” the references to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.6      Preparation of Form S-4 and Joint Proxy Statement/Prospectus; Stockholders’ Meetings.

(a)            As promptly as practicable after the date of this Agreement (and in any event within 40 calendar days after the date hereof; provided, that such date may be extended by an additional 20 calendar days to the extent mutually agreed by Parent and the Company), the Company and Parent shall (i) prepare and file with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and the special meeting of Parent’s stockholders (the “Parent Stockholders Meeting”) to be held to consider the approval of the Parent Stock Issuance and (ii) prepare, and Parent shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock subject to the Parent Stock Issuance. The parties shall consult each other in connection with setting a preliminary record date for each of the Company Stockholders Meeting and the Parent Stockholders Meeting and shall commence a broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the Parent Stock Issuance and the Company shall furnish all information concerning the Company and the holders of Company Shares as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s and Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing or mailing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus, or any substantive correspondence (including all responses to SEC comments) will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon (which comments the receiving party will consider in good faith) and without the other’s prior approval (which shall not be unreasonably withheld). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in the Parent Stock Issuance for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time the Company or Parent shall discover or become aware of any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors that should be disclosed in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then such party that discovers or becomes aware of such information (A) shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC in accordance with this Section 5.6 and, to the extent required under applicable Law, disseminated to stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)            As promptly as practicable after the Form S-4 is declared effective under the Securities Act (and in any event within 45 days thereof), the Company shall cause the Company Stockholders Meeting to be held, and the Company and Parent shall use reasonable best efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date (and if, notwithstanding such efforts, either the Parent Stockholders Meeting or the Company Stockholders Meeting is called for a date prior to such other meeting, the party with the later meeting shall use its reasonable best efforts to cause the Parent Stockholders Meeting or Company Stockholders Meeting, as applicable, to be held as promptly as reasonably practicable following the date of such earlier meeting), and the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii) if required by applicable Law or a request from the SEC, (iii) (A) due to the absence of a quorum necessary to conduct the business of the Company Stockholders Meeting or (B) if the Company has not received proxies representing a sufficient number of Company Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iv) to the extent reasonably necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with Parent and outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, without the prior written consent of Parent (not to be unreasonably withheld, in the cases of clauses (ii) and (iv)), (x) no single adjournment or postponement permitted hereunder (including by the immediately following sentence) shall be for more than five Business Days, except as may be required by Law, (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled or, in the case of clause (iii) above and the immediately following sentence, less than five (5) Business Days prior to the Termination Date. In addition to the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, postpone or adjourn the Company Stockholders Meeting to a date mutually agreed with Parent (subject to the limitations in the foregoing proviso, except as may be mutually agreed with Parent) for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Company Shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than two (2) times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by, and adopted pursuant to the procedures set forth in, Section 5.4, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation (including the Company Board Recommendation) in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, the Company agrees that, notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) the Company’s obligations pursuant to this Section 5.6(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. The Company shall, on a daily basis, during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, advise Parent as to the aggregate number of Company Shares entitled to vote at the Company Stockholder Meeting for which proxies have been received by the Company with respect to the Company Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Company Stockholder Approval.

(c)            As promptly as practicable after the Form S-4 is declared effective under the Securities Act (and in any event within 45 days thereof), Parent shall cause the Parent Stockholders Meeting to be held, and the Company and Parent shall use reasonable best efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date (and if, notwithstanding such efforts, either the Parent Stockholders Meeting or the Company Stockholders Meeting is called for a date prior to such other meeting, the party with the later meeting shall use its reasonable best efforts to cause the Parent Stockholders Meeting or Company Stockholders Meeting, as applicable, as promptly as reasonably practicable following the date of such earlier meeting), and Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. Parent may postpone or adjourn the Parent Stockholder Meeting solely (i) with the consent of the Company; (ii) if required by applicable Law or a request from the SEC, (iii) (A) due to the absence of a quorum necessary to conduct the business of the Parent Stockholders Meeting or (B) if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iv) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with the Company and outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting; provided, without the prior written consent of the Company (not to be unreasonably withheld, in the cases of clauses (ii) and (iv)), (x) no single adjournment or postponement permitted hereunder (including by the immediately following sentence) shall be for more than five Business Days, except as may be required by Law, (y) all such adjournments and postponements together shall not cause the date of the Parent Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Parent Stockholder Meeting was originally scheduled or, in the case of clause (iii) above and the immediately following sentence, less than five (5) Business Days prior to the Termination Date. In addition to the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, postpone or adjourn the Parent Stockholders Meeting to a date mutually agreed with the Company (subject to the limitations in the foregoing proviso, except as may be mutually agreed with Parent) for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than two (2) times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Except in the case of a Parent Adverse Recommendation Change specifically permitted by, and adopted pursuant to the procedures set forth in Section 5.5, Parent, through the Parent Board, shall (i) recommend to its stockholders that they approve the Parent Stock Issuance and (ii) include such recommendation (including the Parent Board Recommendation) in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, Parent agrees that, notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and (y) Parent’s obligations pursuant to this Section 5.6(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Parent Acquisition Proposal or the occurrence of any Parent Adverse Recommendation Change. Parent shall, on a daily basis, during the ten (10) Business Days prior to the date of the Parent Stockholder Meeting, advise the Company as to the aggregate number of shares of Parent Common Stock entitled to vote at the Parent Stockholder Meeting for which proxies have been received by the Parent with respect to the Parent Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Parent Stockholder Approval.

Section 5.7      Access to Information; Confidentiality. Upon reasonable prior notice, each party shall, and shall cause each of its Subsidiaries to, afford to the other parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to the other parties all other information concerning its business, properties and personnel as the other parties may reasonably request for purposes of completing the Merger or for a bona fide business purpose (including Tax Returns filed and those in preparation and the work papers of its auditors) provided, however, that the foregoing shall not require any party to disclose any information (a) if providing such access would unreasonably disrupt such party’s operations, (b) that is a trade secret of a third party, competitively sensitive information, information concerning the valuation of the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, as applicable, or personal information that would expose the Company or Parent, as applicable, to the risk of liability (provided that in each such case the withholding party will inform the other party of the nature of the information being withheld, and use its reasonable best efforts to make alternative arrangements that would allow access to such information), (c) would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (d) the disclosure of which would violate any Law applicable to such party or any of its Representatives (provided, however, that withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (e) disclosure of which would jeopardize any attorney-client, attorney work product or other legal privilege (provided, however, that withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege); provided, further, that the foregoing shall not require the Company, Parent or any of their respective Subsidiaries to permit any environmental testing or sampling or subsurface investigations, including surface and subsurface soils and water, soil gas, air or building materials, on any of the properties owned, leased or operated by it or any of its respective Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company, dated as of November 30, 2022 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.7 or information provided, made available or delivered to a party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8      Further Action; Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the provisions of Section 5.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c)            The parties shall keep each other apprised with respect to the matters set forth in this Section 5.8 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)            cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)            furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)            promptly notifying each other of any material communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.8 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any material meetings with or other appearances before any Governmental Entity with respect thereto;

(iv)            consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)            without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)            Notwithstanding anything else in this Section 5.8 all Parties agree that it is Parent’s sole right to devise the strategy for all filings and communications in connection with any filing pursuant to the HSR Act and any other filings and submissions under applicable Antitrust Laws including material communications and negotiations with the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, so long as such strategy complies with the terms and conditions of this Agreement and provided, that, Parent consults and considers in good faith the views of the Company.

(e)            In addition, the Parties shall (i) take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and other applicable Laws to consummate the transactions contemplated by this Agreement, including using its best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement, and (ii) not enter into or consummate any Contracts for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person to the extent such action would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.8 shall include Parent committing itself and its Affiliates to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Subsidiaries and Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations and (v) obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Entity necessary to consummate the transactions contemplated hereby, provided, that, notwithstanding anything to the contrary herein, nothing in this Section 5.8 shall require any Party or any of its respective Affiliates to agree to any condition, take any measure or action or enter into any agreement that is not contingent on the Closing, and, provided, further, that notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to take any actions that, individually or in the aggregate, would reasonably be expected to have (A) Company Material Adverse Effect or (B) a Parent Material Adverse Effect, in each case, as determined by Parent in good faith.

(g)            Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(h)            For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.9      Employment and Employee Benefits Matters; Other Plans.

(a)            For purposes of this Section 5.9, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the date that is twelve months following the Effective Time.

(b)            During the Continuation Period or, if sooner, upon the termination of employment of the applicable Covered Employee, Parent shall provide each Covered Employee with (i) base salaries no less than in effect immediately prior to the Effective Time, (ii) annual cash target bonus (other than change in control, retention and similar bonuses) and commission opportunities no less than in effect immediately prior to the Effective Time, and (iii) employee benefits (excluding defined benefit pension plans, plans providing for retiree medical benefits, plans that provide equity-based compensation and plans that provide for change in control, retention and similar payments or benefits) which are not less favorable in the aggregate than either (1) those provided to such Covered Employee by the Company immediately prior to the Effective Time or (2) those Parent provides to its similarly situated employees. In addition, (i) during the Continuation Period, Parent shall provide each Covered Employee with severance benefits no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries.

(c)            As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, to give Covered Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of any retiree welfare plan or for benefit accruals under any defined benefit pension plans), under the applicable Parent Plan to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for the same period of service. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d)            Unless otherwise directed by Parent in a writing delivered to the Company following the date hereof and at least three (3) Business Days prior to the Closing Date, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Effective Time, the Spectrum Pharmaceuticals, Inc. 401(k) Plan (the “Company 401(k) Plan”). The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plan reasonably in advance and give Parent a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective Time, the Company shall provide Parent with the final documentation evidencing that the Company 401(k) Plan has been terminated.

(e)            Unless otherwise directed by Parent in a writing delivered to the Company following the date hereof and at least three (3) Business Days prior to the Effective Time, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Effective Time, the Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan (and all other arrangements that would be treated as a single plan with such plan for purposes of Section 409A of the Code) (the “Deferred Compensation Plan”) in accordance with the requirements of Department of Treasury Regulation Section 1.409A-3(j)(4)(ix) (the “Deferred Compensation Plan Termination”). As soon as reasonably practicable following the Effective Time, but in no event later than 30 days after the Closing, the Company shall distribute to each such participant in the Deferred Compensation Plan his or her entire account balance under the Deferred Compensation Plan. The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the Deferred Compensation Plan Termination reasonably in advance and give Parent a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective Time, the Company shall provide Parent with the final documentation evidencing that the Deferred Compensation Plan has been terminated.

(f)            Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan or Parent Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement, or (iv) limit the ability of Parent, the Company or their respective Subsidiaries from terminating the employment of any employee. Nothing herein is intended to provide any Covered Employee any third party beneficiary rights under this Agreement.

Section 5.10      Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and the Company Board shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11      Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.12      Stock Exchange Delisting. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act at the Effective Time.

Section 5.13      Indemnification, Exculpation and Insurance.

(a)            Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, arising out of, pertaining to or by reason of (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.13 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.13, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, and (B)  the Surviving Corporation shall cooperate in the defense of any such matter.

(b)            Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or in any indemnification agreement in effect as of the date hereof between such Indemnified Party and the Company or any of its Subsidiaries (solely to the extent such agreement is set forth in Section 5.13(b) of the Company Disclosure Letter and a copy of which has been provided to Parent) shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)            At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries in effect as of the date hereof with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the annual cost of such “tail policy” may not exceed the 250% of the last annual premium paid by the Company prior to the date hereof with respect to the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies (the “Maximum Annual Premium”). If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Annual Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Annual Premium.

(d)            Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.13 shall continue in effect until the final disposition of such Action.

(e)            The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended without their prior written consent).

(f)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.13.

Section 5.14      Rule 16b-3. Prior to the Closing Date, the Company and Parent shall, as applicable, take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities with respect to such equity securities) and warrants or acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15      Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release (or other release, statement, announcement or other disclosure made in accordance herewith) shall be issued by any party without (x) consulting with the other party prior to the issuance thereof and (y) providing the other party with a reasonable opportunity to review and comment upon such communication, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable), (ii) by the Company with respect to any Company Acquisition Proposal or Company Adverse Recommendation Change, in each case, in compliance with Section 5.4, or (iii) by Parent with respect to any Parent Acquisition Proposal or Parent Adverse Recommendation Change, in each case, in compliance with Section 5.5.

Section 5.16      Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

Section 5.17      Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.16 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.16 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.18      Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of, and, upon request from Parent, provide copies of all pleadings and material correspondence relating to, any Action commenced, or to the Company’s knowledge, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) arising out of or relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed on a prompt and current basis regarding any such Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement or compromise of any such Action, (b) keep Parent reasonably apprised on a prompt and current basis of proposed strategy and other significant decisions with respect to any such Action, and provide Parent with the opportunity to consult with the Company regarding the defense of any such Action, which advice the Company shall consider in good faith, and (c) not settle or compromise any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.18, any matters relating to Dissenting Shares shall be governed by Section 2.3.

Section 5.19      Certain Tax Matters.

(a)            Intended Tax Treatment.

(i)            The parties hereto (A) intend that the Merger will qualify for the Intended Tax Treatment and (B) adopt this Agreement as a “plan of reorganization” for purposes of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) to which the Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code.

(ii)            Both prior to and following the Effective Time, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify for the Intended Tax Treatment, including (A) reasonably refraining from any action that is not contemplated by this Agreement, that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and not taking any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law). Parent agrees to use commercially reasonable efforts to promptly notify the other party of any challenge to the Intended Tax Treatment by any Governmental Entity and the parties hereto shall use commercially reasonable efforts to preserve the Intended Tax Treatment during the course of such challenge.

(iii)            Parent shall use commercially reasonable efforts to promptly notify the Company if, at any time before the Effective Time, Parent has knowledge of any facts, agreements, plans or other circumstances that would reasonably be expected to prevent or impede the Intended Tax Treatment. The Company shall use commercially reasonable efforts to promptly notify Parent if, at any time before the Effective Time, the Company has knowledge of any facts, agreements, plans or other circumstances that would reasonably be expected to prevent or impede the Intended Tax Treatment.

(iv)            The Company and Parent shall each reasonably cooperate with one another and their respective counsel and use commercially reasonable efforts to cause the delivery of the Company Tax Opinion, including by executing and delivering customary Tax representation letters as Company Tax Counsel may reasonably request; provided that such representation letters shall be (x) consistent with this Agreement, (y) dated as of the date of such opinion and (z) signed by an officer of the Company or Parent, as applicable. Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action not contemplated by this Agreement that would reasonably be expected to cause to be untrue (or fail to take or cause not to be taken any action which would reasonably be expected to cause to be untrue) any of the covenants, and representations included in the Tax representation letters described in this Section 5.19(a)(iv).

(b)            Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes incurred in connection with the consummation of the Merger shall be paid by the party legally responsible for such Taxes under applicable Law. The Parties shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

(c)            FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and notice prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3) and dated as of the Closing Date, along with written authorization for Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing.

Section 5.20      Governance Matters.

(a)            Subject to applicable Law and the listing and corporate governance rules and regulations of the Nasdaq that are applicable to Parent, prior to the Effective Time, the Company shall nominate one member of the Company Board (such individual, the “Company Board Designee”), to be appointed to the Parent Board, who shall be selected and designated to the Parent Board upon Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent shall take all necessary action so that such Company Board Designee shall be appointed to the Parent Board effective as of the Closing in accordance with the Parent Charter and Parent Bylaws. During the 12-month period following the Closing Date, the Parent Board shall not propose to remove the Company Board Designee other than for cause.

(b)            In the event that the Closing occurs prior to Parent’s annual meeting of stockholders for the year in which the Closing takes place, subject to the Company Board Designee’s continued willingness and ability to serve, Parent shall take such actions as may be necessary to nominate the Company Board Designee for election to the Parent Board at Parent’s annual meeting for such year.

(c)            The Company shall cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

Section 5.21      Term Loan Credit Facility. The Company shall (x) reasonably cooperate with Parent and (y) obtain not less than two (2) Business Days prior to the Closing (or such later date as the Parent shall reasonably agree) a fully executed and customary payoff letter (the “Payoff Letter”), with respect to that certain Loan and Security Agreement, dated as of September 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Facility”), by and among the Company, Allos Therapeutics, Inc., Talon Therapeutics, Inc., and Spectrum Pharmaceuticals International Holdings, LLC, as borrowers, and SLR Investment Corp. as collateral agent (the “Term Loan Collateral Agent”) which shall include provisions setting forth the aggregate amounts required to satisfy in full all indebtedness evidenced thereunder (other than (i) inchoate indemnity obligations, and (ii) other obligations that, by their terms survive termination of the Term Loan Credit Facility and the other Loan Documents, in each case, for which no claim has been made)), and (z) in accordance with the Parent Payoff Source Determination, prior to or substantially concurrently with the Closing, repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge in full the Term Loan Credit Facility (other than (i) inchoate indemnity obligations, and (ii) other obligations that, by their terms survive termination of the Term Loan Credit Facility and the other Loan Documents, in each case for which no claim has been made) and terminate the commitments thereunder in accordance with the Payoff Letter. All parties agree that Parent shall be responsible for the payment and reimbursement of all principal, interest, fees, costs, expenses (including, without limitation, legal fees and expenses) and other amounts in connection with the repayment of the Term Loan Credit Facility (provided that, such amounts may be funded using, at the election of the Parent, the Company’s cash or Parent’s cash (such election, the “Parent Payoff Source Determination”)).

Article VI
CONDITIONS PRECEDENT

Section 6.1      Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the Closing of the following conditions:

(a)            Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)            No Injunctions or Legal Restraints; Illegality. No restraining order, injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that, in any case, remains in effect and prevents, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement (any such Law, order, injunction, judgment, order or decree, a “Relevant Legal Restraint”).

(c)            HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d)            Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)            CVR Agreement. The CVR Agreement shall have been executed by Parent and the Rights Agent and shall be in full force and effect.

(f)            Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order that remains in effect or any proceedings (commenced or threatened in writing by the SEC) seeking a stop order that have not been withdrawn.

Section 6.2      Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(c)-(d), Section 4.3, Section 4.4(a)(i), Section 4.20 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a)-(b) shall be true and correct in all (other than de minimis inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of Parent and Merger Sub set forth in Section 4.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iv) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; provided that, for purposes of determining the accuracy of the representations and warranties referenced in this Section 6.2(a) in connection with the satisfaction of the condition herein, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with performed in all material respects all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)            No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, together with all other Effects, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect that is continuing.

(d)            Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(b) and 6.2(c).

(e)            Company Tax Opinion. The Company shall have received, on the Closing Date but before the Effective Time, the Company Tax Opinion.

Section 6.3      Conditions to the Obligations of Parent and Merger Sub.

The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a)-(b), Section 3.2(c)-(d) Section 3.3, Section 3.4(a)(i), Section 3.22, and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.2(a)-(b) shall be true and correct in all (other than de minimis inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect; provided that, or purposes of determining the accuracy of the representations and warranties referenced in this Section 6.3(a) in connection with the satisfaction of the condition herein, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect.

(b)            Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, together with all other Effects, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect that is continuing.

(d)            Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4      Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval and/or Parent Stockholder Approval has been obtained except as noted below (with any termination by Parent also being an effective termination by Merger Sub ):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before the date that is six (6) months after the date hereof (the “Termination Date”); provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Termination Date) occurs less than two (2) Business Days prior to the Termination Date, the Termination Date shall be deemed extended to the extent necessary to permit the Closing to occur; provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have materially contributed to the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(ii)            if any Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.8; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party has failed in any material respect to comply with any of such party’s obligations under Section 5.8;

(iii)            if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(iv)            if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken;

(c)            by the Company:

(i)            if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination, and the Company may not terminate the Agreement pursuant to this Section 7.1(c)(i) unless such inaccuracy or breach shall remain uncured for the duration of such 30 day period; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.3(a) or (b);

(ii)            at any time prior to obtaining the Company Stockholder Approval if, (A) the Company Board authorizes the Company, to the extent permitted by and subject to the Company’s compliance with the terms of Section 5.4, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d), enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal, (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b); or

(iii)            if prior to receipt of the Parent Stockholder Approval, the Parent Board shall have effected a Parent Adverse Recommendation Change;

(d)            by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or (b) and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination, and Parent may not terminate the Agreement pursuant to this Section 7.1(d)(i) unless such inaccuracy or breach shall remain uncured for the duration of such 30 day period; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2(a) or (b);

(ii)            at any time prior to obtaining the Parent Stockholder Approval if, (A) the Parent Board authorizes Parent, to the extent permitted by and subject to Parent’s compliance with the terms of Section 5.5, to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal, (B) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.5(d), enters into a Parent Alternative Acquisition Agreement providing for a Parent Superior Proposal, (C) prior to or substantially concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.3(c); or

(iii)            if prior to receipt of the Company Stockholder Approval, the Company Board shall have effected a Company Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2      Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub or the Company or any of its Representatives, except that the Confidentiality Agreement and the penultimate sentence of Section 5.7, this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII of this Agreement (and any related definitions contained in such Sections or provisions) shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of fraud or any Willful Breach of this Agreement.

Section 7.3      Fees and Expenses.

(a)            Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, Parent and the Company shall each be responsible for paying any fees in connection with the printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus to their respective stockholders.

(b)            In the event that:

(i)            (A) this Agreement is terminated by (1) Parent pursuant to Section 7.1(d)(i) or (2) either Parent or the Company pursuant to Section 7.1(b)(iii) (or by the Company or Parent pursuant to Section 7.1(b)(i) at a time when this Agreement could have been terminated pursuant to Section 7.1(b)(iii) or Section 7.1(d)(i)), (B) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)) or at or prior to the time of the applicable breach by the Company (in the case of a termination pursuant to Section 7.1(d)(i)), a Company Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of the Company, or any Person shall have publicly announced an intention to make a Company Acquisition Proposal, and in each case Company Acquisition Proposal or intention to make a Company Acquisition Proposal is not publicly withdrawn without qualification prior to the date that is five Business Days prior to such vote to adopt this Agreement, and (C) within 12 months after such termination, the Company shall have consummated or entered into a definitive agreement with respect to any Company Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 75%”);

(ii)            this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii)            this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii);

then, in any such case, the Company shall pay Parent a termination fee of $8,300,000 (the “Company Termination Fee”), less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(d), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)            In the event that:

(i)            (A) this Agreement is terminated by (1) the Company pursuant to Section 7.1(c)(i) or (2) either Parent or the Company pursuant to Section 7.1(b)(iv) (or by the Company or Parent pursuant to Section 7.1(b)(i) at a time when this Agreement could have been terminated pursuant to Section 7.1(b)(iv) or Section 7.1(c)(i)), (B) at any time after the date of this Agreement and prior to the taking of a vote to approve the Parent Stock Issuance at the Parent Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iv)) or at or prior to the time of the applicable breach by the Company (in the case of a termination pursuant to Section 7.1(c)(i)), a Parent Acquisition Proposal shall have been communicated to the senior management of Parent or the Parent Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of Parent, or any Person shall have publicly announced an intention to make a Parent Acquisition Proposal, and, in each case such Parent Acquisition Proposal or intention to make a Parent Acquisition Proposal is not publicly withdrawn without qualification prior to the date that is 5 Business Days prior to such vote to approve the Parent Stock Issuance, and (C) within 12 months after such termination, Parent shall have consummated or entered into a definitive agreement with respect to any Parent Acquisition Proposal (provided, that for purposes of this Section 7.3(c)(i), the references to “20% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 75%”);

(ii)            this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii); or

(iii)            this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii).

then, in any such case, Parent shall pay the Company a termination fee of $8,300,000 (the “Parent Termination Fee”), less the amount of the Company Expenses previously paid to the Company (if any) pursuant to Section 7.3(e), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,000,000 (the “Expense Reimbursement Cap”); provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(d), (i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(e)            In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv) under circumstances in which the Parent Termination Fee is not then payable pursuant to Section 7.3(c)(i), then Parent shall reimburse the Company and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company and its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of the Expense Reimbursement Cap; provided, that the payment by Parent of the Company Expenses pursuant to this Section 7.3(e), (i) shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.3(c), except to the extent indicated in such Sections and (ii) shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud

(f)            Payment of the Company Termination Fee or Parent Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent or the Company, as applicable (i) on the earlier of (A) the consummation of any transaction contemplated by a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and (B) the entry into a definitive agreement with respect to a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, in each case, in the case of a Company Termination Fee or Parent Termination Fee, as applicable, payable pursuant to Section 7.3(b)(i) or Section 7.3(c)(i), (ii) concurrently with, or prior to, termination, in the case of a Company Termination Fee or Parent Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(c)(ii) or (iii) as promptly as reasonably practicable (and in any event within two Business Days) after termination, in the case of a Company Termination Fee or Parent Termination Fee, as applicable, payable pursuant to Section 7.3(b)(iii) or Section 7.3(c)(iii). In the event that Parent or its designee or the Company or its designee shall receive full payment pursuant to Section 7.3(b) or Section 7.3(c), as applicable, the receipt of the Company Termination Fee or the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person, or the Company, any of its Affiliates or any other Person, as applicable, in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent or Merger Sub, any of their respective Affiliates or any other Person, or the Company, any of its Affiliates or any other Person, as applicable, shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates, or Parent or any of its Affiliates, as applicable, arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination; provided, that nothing contained herein shall relieve any party from liability resulting from any Willful Breach or fraud.

(g)            The Company and Parent each acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent of the Company commences a suit that results in a judgment against the Company or Parent for the amounts set forth in this Section 7.3, the breaching party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (which interest shall be payable in connection with any late payment, regardless of whether any such suit is brought). The parties acknowledge and agree that the right to receive the Company Termination Fee or the Parent Termination Fee under this Agreement shall not limit or otherwise affect any party’s right to specific performance as provided in Section 8.10, but for the avoidance of doubt, under no circumstances shall Parent or the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Company Termination Fee or the Parent Termination Fee, or any other damages, on the other hand; provided, that nothing contained herein shall relieve any party from liability resulting from any Willful Breach or fraud.

Section 7.4      Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by written agreement signed by each of the parties hereto, whether before or after the Company Stockholder Approval has been obtained; provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5      Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article VIII
GENERAL PROVISIONS

Section 8.1      Nonsurvival of Representations and Warranties and Pre-Closing Covenants. None of the representations, warranties, covenants, obligations or agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (b) the second Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Parent, Merger Sub or the Surviving Corporation, to:

Assertio Holdings, Inc.

100 S. Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention:  Legal Department

E-mail:  Legal@assertiotx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Ave, Ste 2800

Chicago, Illinois 60611

Attention: Zachary Judd; Owen Alexander

Email:      zachary.judd@lw.com; owen.alexander@lw.com

(ii)            if to the Company, to:

Spectrum Pharmaceuticals, Inc.

2 Atlantic Avenue, 6th Floor

Boston, MA 02110

Attention: Thomas J. Riga

Chief Executive Officer and President

E-mail: ir@sppirx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Saee Muzumdar; Branden C. Berns
E-mail: smuzumdar@gibsondunn.com;

     bberns@gibsondunn.com

Section 8.3      Certain Definitions. For purposes of this Agreement:

(a)            “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)            “Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks in New York, New York are authorized or required by applicable Law to be closed;

(c)            “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, alone or in combination, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which the Company or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided that this clause (8) shall not apply to (x) any representation or warranty in Section 3.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (y) a to the extent related to such representations and warranties identified in the preceding clause (x), the condition set forth in Section 6.3(a), and (z) any action or omission by the Company, any Subsidiary of the Company or their respective Representatives in order to comply with the Company’s obligations under Section 5.1), (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (10) any actions taken (or omitted to be taken) at the express written request of Parent; provided, that in the case of clauses (1), (2), (5), (6), and (7), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”);

(d)            “Company Tax Counsel” shall mean Gibson, Dunn & Crutcher LLP or such other nationally recognized Tax counsel reasonably acceptable to the Company and Parent.

(e)            “Company Tax Opinion” shall mean a written opinion from Company Tax Counsel delivered to the Company in connection with the consummation of the Merger pursuant to Section 6.2(e) or filed in connection with the Form S-4 and/or the Joint Proxy Statement/Prospectus, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that, the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Company Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations and covenants set forth in the customary Tax representation letters obtained from Parent and the Company pursuant to Section 5.19(a)(i).

(f)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g)            “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

(h)            “CVR Agreement” means the Contingent Value Rights Agreement in the form attached hereto as Exhibit B to be entered into between Parent and the Rights Agent, with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs.

(i)            “Encumbrance” means any charge, claim, mortgage, hypothec, lien, option, pledge, imperfection of title, encroachment, lease, license, easement, servitude, right-of-way, covenant, condition, restriction, adverse claim, other encumbrance or lien, security interest or other restriction of any kind;

(j)            “Exchange Ratio” means 0.1783.

(k)            “knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(j) of the Company Disclosure Letter;

(l)            “knowledge of the Parent” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(k) of the Parent Disclosure Letter;

(m)            “Organizational Documents” shall mean, with respect to any Person that is not a natural person: (a) if such Person is a corporation, such Person’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Person is a limited liability company, such Person’s certificate or articles of formation and operating agreement, as amended; and (c) if such Person is a limited partnership, such Person’s certificate or articles of formation and limited partnership agreement, as amended.

(n)            “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following (alone or in combination), shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which Parent or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of Parent’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (4) any failure by Parent to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided that this clause (8) shall not apply to (x) any representation or warranty in Section 4.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (y) a to the extent related to such representations and warranties identified in the preceding clause (x), the condition set forth in Section 6.2(a), and (z) any action or omission by Parent, any Subsidiary of Parent or their respective Representatives in order to comply with Parent’s obligations under Section 5.2), (9) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (10) any actions taken (or omitted to be taken) at the express written request of the Company; provided, that in the case of clauses (1), (2), (5), (6), and (7), to the extent the impact of such Effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which Parent and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”);

(o)            “Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities which is not violated by the current occupancy or use of the property; and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not or would not materially interfere with the present use, occupancy or value of such asset of the Company and its Subsidiaries.

(p)            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(q)            “Prohibited Person” shall mean any Person that is the target of sanctions Laws, including (a) a Person that has been determined by a Governmental Entity to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.

(r)            “Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity, in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation, or such measures, are in place currently or adopted or modified hereafter;

(s)            “Rights Agent” means the financial institution designated by Parent to act as the rights agent under the CVR Agreement.

(t)            “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person (and notwithstanding anything to the contrary herein, the Company makes no representation, warranty, covenant or agreement in this Agreement with respect to any third party equity holder of any joint venture or any securities held by such Person); and

(u)            “Willful Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that is the consequence of an act or omission by a party with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

Section 8.4      Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of business, consistent with past practice. References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any document or item will be deemed “furnished,” “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room to which the receiving party has access and is available to such party, or (b) actually delivered or provided to the receiving party or its representatives, in each case, at least two (2) days prior to the date hereof or the Closing, as applicable.

Section 8.5      Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the CVR Agreement, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6      Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.13 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs, the right of the Company stockholders to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(k) and cash in lieu of any fractional shares payable pursuant to Section 2.5, in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Company Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.11      Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15      Facsimile or .pdf Signature. This Agreement may be executed by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or .pdf signature, and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective, and constitute an original, for all purposes.

Section 8.16      No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17      Non-Recourse. Each party hereto agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that all Action, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Daniel A. Peisert
Name: Daniel A. Peisert
Title: President and Chief Executive Officer

ASSERTIO HOLDINGS, INC.

By:	/s/ Daniel A. Peisert
Name: Daniel A. Peisert
Title: President and Chief Executive Officer

SPADE MERGER SUB 1, INC.

By:	/s/ Thomas J. Riga
Name: Thomas J. Riga
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Certificate of Merger

[See attached].

FORM OF

CERTIFICATE OF MERGER

of

SPADE MERGER SUB 1, INC.

with and into

SPECTRUM PHARMACEUTICALS, INC.

[ ● ], 2023

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of Spade Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”):

FIRST:      The name and state of incorporation of each of the constituent corporations (each, a “Constituent Corporation”) are as follows:

Name	State of Incorporation
Spectrum Pharmaceuticals, Inc.	Delaware
Spade Merger Sub 1, Inc.	Delaware

SECOND:      The Agreement and Plan of Merger, dated as of April 24, 2023 (the “Agreement”), by and among Assertio Holdings, Inc. (“Parent”), a Delaware corporation, Merger Sub, a wholly owned subsidiary of Parent, and the Company, setting forth, among other things, the terms and conditions of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD:      The name of the surviving corporation of the Merger is [Spectrum Pharmaceuticals, Inc.] (the “Surviving Corporation”).

FOURTH:      At the effective time of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated so as to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH:      An executed copy of the Agreement is on file at the principal place of business of the Surviving Corporation located [ ● ].

SIXTH:      A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, [Spectrum Pharmaceuticals, Inc.], as the Surviving Corporation in the Merger, has caused this Certificate of Merger to be executed by a duly authorized officer as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Merger Certificate ]

EXHIBIT A

(See attached)

Exhibit B

Form of CVR Agreement

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

Form Final

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], (this “Agreement”), is entered into by and between Assertio Holdings, Inc., a Delaware corporation (“Parent”), and [RIGHTS AGENT], a [●], as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Spade Merger Sub 1, a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of April 24, 2023 (as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”).

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (i) the holders of shares of Company Common Stock, and the holders of the Company Warrants immediately prior to the Effective Time that are, in each case, validly converted into Merger Consideration (or a portion thereof) and (ii) the holders of Company Stock Options, Company RSUs and Company SARs (the awards in clause (ii) collectively, “Company Equity Awards”) who are entitled to CVRs pursuant to Section 2.3 of the Merger Agreement, in each case, pursuant to terms set forth in the Merger Agreement, the right to receive contingent cash payments and/or Parent Common Stock (as determined in the sole discretion of Parent) (each, a “CVR”) as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR is $0.20, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all holders of CVRs, as follows:

Article I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1      Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“2024 Annual Net Sales Milestone” means the achievement of Net Sales exceeding $175,000,000 during the 2024 Annual Net Sales Milestone Period.

“2024 Annual Net Sales Milestone Payment” means a dollar amount per CVR equal to the lesser of (i) $0.10 and (ii) (A) 0.249 multiplied by (B) (I) the Applicable Parent Stock Price, multiplied by (II) the Exchange Ratio (rounded down to the closest hundredth of a penny) (provided that such amount shall not be less than $0).

“2024 Annual Net Sales Milestone Period” means the period commencing on January 1, 2024 and ending December 31, 2024.

“2025 Annual Net Sales Milestone” means the achievement of Net Sales exceeding $225,000,000 for the 2025 Annual Net Sales Milestone Period.

“2025 Annual Net Sales Milestone Payment” means a dollar amount per CVR equal to the lesser of (i) $0.10 and (ii) (A) 0.249 multiplied by (B) (I) the Applicable Parent Stock Price, multiplied by (II) the Exchange Ratio, less (III) the 2024 Annual Net Sales Milestone Payment (rounded down to the closest hundredth of a penny) (provided that such amount shall not be less than $0).

“2025 Annual Net Sales Milestone Period” means the period commencing on January 1, 2025 and ending December 31, 2025.

“Acting Holders” means, at the time of determination, Holders of not less than 35% of the outstanding CVRs, as set forth in the CVR Register.

“Applicable Parent Stock Price” means the lower of the closing price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) (A) on the Closing Date, and (B) on the applicable Milestone Payment Date.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Annual Net Sales Milestone” means any of the 2024 Annual Net Sales Milestone and the 2025 Annual Net Sales Milestone.

“Assignee” has the meaning set forth in Section 7.3.

“Authorized Officer” means an employee of Parent with the title of President, Vice President, Senior Vice President, Executive Vice President, Secretary, Treasurer or Assistant Treasurer.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by an Authorized Officer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

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“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Corporation on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Corporation in which Parent or the Surviving Corporation, as applicable, is not the surviving entity, or (c) any other transaction involving either Parent or the Surviving Corporation in which the stockholders of Parent or the Surviving Corporation, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combination Product” means any product comprising the Product and at least one other therapeutically active product, compound or pharmaceutical ingredient that is not the Product.

“Combined Milestone Cash and Stock Payment” has the meaning set forth in Section 2.4(a).

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means shares of common stock, par value $0.001, of the Company.

“Company Equity Awards” has the meaning set forth in the recitals to this Agreement.

“CVR” has the meaning set forth in the recitals to this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.4(b).

“Diligent Efforts” means, with respect to a particular task related to the Product, the efforts required to carry out such task in a good faith, diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of commercially reasonable efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to a product of similar commercial potential and stage in development or product life as the Product, taking into account its safety, tolerability, and efficacy, its proprietary position (including patent coverage) and profitability (including pricing, supply costs and reimbursement status), the competitiveness of alternative third party products, the regulatory structure involved, the regulatory environment, and technical, commercial, legal, scientific and/or medical factors. Notwithstanding anything to the contrary herein, Diligent Efforts shall be determined without regard to any payments hereunder. For the avoidance of doubt, Parent shall not be required to pursue a Combination Product in order to satisfy its obligation to use Diligent Efforts.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award Holders” means the Holders of CVRs granted with respect to Company Equity Awards.

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“Fiscal Quarter” means each of the following three (3)-month periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“GAAP” means the generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, (i) which principals are currently used at the applicable time by Parent in the preparation of the consolidated financial statements of Parent and (ii) as consistently applied throughout the periods involved.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Milestone Cash Payment” has the meaning set forth in Section 2.4(a).

“Milestone Determination Date” means, with respect to any Annual Net Revenue Milestone, the date that is sixty (60) days following the last day of the applicable Annual Net Sales Milestone Period.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Parent Stock Price” means an amount equal to the closing price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) on the applicable Milestone Payment Date.

“Milestone Payment” means any of the 2024 Annual Net Sales Milestone Payment or the 2025 Annual Net Sales Milestone Payment.

“Milestone Payment Amount” means, in respect of an Annual Net Sales Milestone, for a given Holder, the product of (a) the Milestone Payment in respect of such Annual Net Sales Milestone and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

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“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Stock Payment” has the meaning set forth in Section 2.4(a).

“Net Sales” means without duplication, the aggregate gross worldwide revenues received (i) by or on behalf of Parent and its Affiliates for the Product sold to third parties, including to distributors and end-users (other than to Parent or any of its Affiliates), (ii) by or on behalf of Parent and its Affiliates in the form of any upfront fees, royalty, milestone payments or other consideration received from any third party to whom rights to the Product have been licensed (such royalty and sales milestone payments described in this clause (ii) collectively, “Sublicensing Revenue”) and (iii) by or on behalf of Sublicensees in respect of sales by such Sublicensees of the Product; provided, that aggregate gross worldwide revenues received pursuant to clause (i) and clause (ii) of this definition shall be reduced by the Permitted Deductions incurred by the applicable entity with respect to such sales or licenses, all as determined in accordance with the applicable entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products sold or licensed by the applicable entity, which shall be in accordance with GAAP, including the accounting methods for translating gross revenues denominated in foreign currencies into United States dollar amounts. Notwithstanding the foregoing, if the Product is sold as part of a Combination Product, then Net Sales for such Product shall be determined by multiplying the Net Sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, and B is the weighted average sale price of the other active product(s), compound(s) or ingredient(s) in such Combination Product sold separately in finished form (the “Other Product(s)”); provided that (i) if the weighted average sale price of the Product when sold separately in finished form can be determined but the weighted average sale price of the Other Product(s) cannot be determined, then Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product; (ii) if the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Product when sold separately in finished form cannot be determined, Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the Other Product(s) and C is the weighted average sale price of the Combination Product; and (iii) if the weighted average sale price of both the Product and the Other Product(s) cannot be determined, then Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction 1 / D where D is the number of active products, compounds or ingredients in the Combination Product including the Product.

“Net Sales Statement” means, for a given Annual Net Sales Milestone Period, a written statement of Parent, setting forth with reasonable detail (a) an itemized delineation and calculation of Net Sales during such Annual Net Sales Milestone Period, (b) an itemized delineation and calculation of the Permitted Deductions during such Annual Net Sales Milestone Period, (c) an itemized delineation and calculation of the Sublicensing Revenue, and (d) to the extent that revenues for the Product is recorded in currencies other than United States dollars during such Annual Net Sales Milestone Period, the exchange rates used for conversion of such foreign currency into United States dollars.

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“Officer’s Certificate” means a certificate signed by an Authorized Officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means shares of common stock, par value $0.0001, of Parent.

“Permitted Deductions” means, to the extent not already excluded from Net Sales, the following deductions that are either included in the billing as part of the amount charged or invoiced, or otherwise documented as a deduction and accrued in accordance with GAAP specifically attributable to Net Sales:

(1)            normal and customary trade and quantity discounts;

(2)            accrued credits, price reductions or discounts by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically attributable to the Product;

(3)            chargebacks, rebates (or the equivalent thereof) and other amounts accrued on sale of the Product, including such amounts mandated by programs of Governmental Entities;

(4)            accruals for rebates (or the equivalent thereof) and administrative fees payable to medical healthcare organizations, commercial payors, group purchasing organizations or trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5)            accruals for tariffs, duties, excise, sales, value-added and other Taxes (other than Taxes based on net income) and charges of Governmental Entities;

(6)            bad debts, provided that (i) any recovery of bad debts shall be included in Net Sales in the Fiscal Quarter in which recovered and (ii) such bad debts shall not exceed five percent (5%) of Net Sales;

(7)            transportation, freight, postage, importation, insurance and other handling expenses to the extent included in gross amounts invoiced;

(8)            discounts pursuant to patient discount programs and any voucher, co-pay assistance and coupon discounts;

(9)            any costs associated with effecting a technology transfer with respect to the Product;

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(10)            accruals for amounts payable to wholesalers for services related to sales or distribution of the Product; and

(11)            accruals for distribution and specialty pharmacy provider commissions and fees (including administrative fees and fees related to services provided pursuant to agreements with specialty pharmacy providers or distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing specialty pharmacy or distribution services to Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

True-ups, changes in estimate, and other adjustments to Permitted Deduction amounts (whether positive or negative) shall be included in Permitted Deductions in the Fiscal Quarter as such items are recorded in accordance with GAAP.

“Permitted Transfer” means: a Transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Person; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; or (f) to Parent as provided in Section 2.7, provided, that with respect to the foregoing clauses (a) – (e), the transferee in such Transfer of CVRs shall have provided to Parent a W-8 or W-9, as applicable as soon as practicable following such Transfer.

“Product” means the approved product sold as of the Effective Date under the proprietary name ROLVEDON.

“Product Transfer” has the meaning set forth in Section 4.7.

“Qualified Transferee” means (i) any Affiliate of Parent, (ii) any third party acquirer or successor of all or substantially all of the assets Parent in connection with a Change of Control as specified in clause (a) of the definition of “Change of Control”, or (iii) any third party that has net assets of at least $200,000,000 (as shown on its most recently prepared financial statements) at the time of the applicable Product Transfer or (iv) other person with the prior written consent of the Acting Holders.

“Review Request Period” has the meaning set forth in Section 4.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

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“Sublicensee” shall mean an authorized or permitted licensee, sublicensee (including at any tier of sublicense) or transferee of Parent or any of its Affiliates, in each case with respect to rights to the Product.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means a day on which Nasdaq (or any national securities exchange or over the counter trading market on which Company primarily trades if Parent Common Stock is no longer listed on Nasdaq) is open for trading.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2      Rules of Construction. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day. Except as otherwise explicitly specified to the contrary, (a) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (b) words in the singular or plural form include the plural and singular form, respectively, (c) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (d) all references to dollars or “$” refer to United States dollars.

Article II

CONTINGENT VALUE RIGHTS

Section 2.1      CVRs. The CVRs represent the rights of Holders to receive the Milestone Payments in accordance with this Agreement. The initial Holders will be the holders of Company Shares that are cancelled as of the Effective Time pursuant to the Merger Agreement and the holders of the Company Warrants immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to terms set forth in the Merger Agreement and the holders of Company Equity Awards who are entitled to CVRs pursuant to Section 2.3 of the Merger Agreement.

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Section 2.2      Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted Transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3      No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the Company Shares held by DTC on behalf of the street holders of the Company Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within two (2) Business Days after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 7.1.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney or other personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the Transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the Transfer complies with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of Transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such Tax or charge has been paid or is not applicable. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register will be void and invalid.

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(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4      Payment Procedures; Notices.

(a)            If an Annual Net Sales Milestone is attained, then, on or prior to the applicable Milestone Determination Date, Parent shall deliver to the Rights Agent a written notice indicating that the applicable Annual Net Sales Milestone has been achieved and specifying such Annual Net Sales Milestone (a “Milestone Notice”). Parent will duly deposit with or transfer to, or cause to be deposited with or transferred to, the Rights Agent, upon or prior to the delivery of the Milestone Notice, the applicable Milestone Payment Amount to be made to the Holders, other than any Milestone Payment Amounts to be paid in cash to Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to this Section 2.4), in the form of either (A) subject to the valuation methodology set forth below, solely shares of Parent Common Stock (a “Milestone Stock Payment”), (B) solely cash (a “Milestone Cash Payment”), or (C) a combination of, subject to the valuation methodology set forth below, shares of Parent Common Stock and cash (a “Combined Milestone Cash and Stock Payment”). Without limiting Parent’s obligations to pay the Milestone Payments hereunder, Parent shall have the right, in its sole discretion, to elect one of the foregoing (A), (B), or (C) in paying any Milestone Payment payable hereunder. Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money or shares of Parent Common Stock sufficient to pay all such amounts required by Section 4.2.

(b)            The Rights Agent will, within twenty (20) calendar days of receipt of any Milestone Notice (each such date, a “Milestone Payment Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to each Holder, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders, with each Holder receiving, subject to Section 2.4(c):

(i)            if Parent elects the Milestone Stock Payment, the number of shares of Parent Common Stock determined by dividing the applicable Milestone Payment Amount by the Milestone Parent Stock Price;

(ii)            if Parent elects the Milestone Cash Payment, the Milestone Payment Amount; and

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(iii)            if Parent elects the Combined Milestone Cash and Stock Payment: (A) (1) the applicable Milestone Payment divided by the Milestone Parent Stock Price, multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in shares of Parent Common Stock (in accordance with the foregoing Section 2.4(a)), multiplied by (3) the number of CVRs held by such Holder as reflected on the CVR Register, plus (B)(1) the applicable Milestone Payment Amount multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in cash (in accordance with the foregoing Section 2.4(a)).

Notwithstanding the foregoing, with respect to any Milestone Payment that is payable in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and, except as described in Section 4.4(b), in all events no later than March 15th of the calendar year immediately following the last day of the applicable Annual Net Sales Milestone Period), or shall cause an Affiliate thereof (including the Surviving Corporation) to, pay the amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Rights Agent, in either case, as described in clause (i), (ii) or (iii) of the first sentence of this Section 2.4(b), to the applicable Equity Award Holder.

(c)            Notwithstanding anything to the contrary herein, with respect to any CVR issued in respect of a Contingent In-the-Money Stock Option, in the event a Milestone Payment is payable hereunder, the Holder of such CVR shall be entitled to receive an amount equal to (i) such Milestone Payment less (ii) the amount by which the exercise price of such Contingent In-the-Money Stock Option per share exceeded the value of the Upfront Consideration. For clarity, the Milestone Payment Amount (or any portion thereof) shall not be paid or payable to any Holder of CVRs issued in respect of Contingent In-the-Money Stock Options unless the aggregate amount of such Milestone Payment Amounts payable hereunder exceed the exercise price applicable to such Contingent In-the-Money Stock Options.

(d)            In the event that any Milestone Payment payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product of the Milestone Parent Stock Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s discretion, by book-entry registration with Parent’s stock transfer agent.

(e)            The Milestone Cash Payment or the cash portion of any Combined Milestone Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date. The portion of any Milestone Payment Amount payable in cash shall be rounded to the nearest cent. Notwithstanding the foregoing, with respect to any Milestone Payment that is payable in cash in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than March 15th of the year following the year in which the Annual Net Revenue Milestone is attained), or shall cause the Company or an Affiliate thereof to, pay, through Parent’s or any of its Affiliate’s (including the Surviving Corporation’s) payroll system, the applicable cash Milestone Payment to the applicable Equity Award Holder in accordance with the Merger Agreement.

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(f)            Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(g)            Commencing with, (i) in the case of the 2024 Annual Net Sales Milestone, the first Fiscal Quarter of the Calendar Year beginning on January 1, 2025, and (ii) in the case of the 2025 Annual Net Revenue Milestone, the first Fiscal Quarter of the Calendar Year beginning on January 1, 2026, if Parent has not delivered to the Rights Agent a Milestone Notice pursuant to Section 2.4(a) with respect to the achievement of any of such Annual Net Sales Milestones, no later than the forty-fifth (45th) day following the completion of such Fiscal Quarter, without limiting any of Parent’s obligations hereunder (including with respect to payment of any of the Annual Net Sales Milestones), Parent shall deliver to the Rights Agent (i) written notice indicating that the applicable Annual Net Sales Milestone was not achieved during the applicable Annual Net Sales Milestone Period (a “Milestone Failure Notice”) and an Officer’s Certificate certifying the same and (ii) the Net Sales Statement for such Calendar Year. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice and Net Sales Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of gross amounts invoiced by Parent, any Assignee and each of their respective Affiliates, the total amount of Permitted Deductions).

(h)            Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)            Unless otherwise required by applicable Law, Parent and the Rights Agent agree that for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, (i) amounts payable pursuant to this Agreement may be treated as deferred contingent purchase price for Company Common Stock; and (ii) if and to the extent such amounts are paid to any Person under this Agreement, a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code.

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(j)            Notwithstanding the foregoing or anything herein to the contrary, Milestone Payments payable to Equity Award Holders will be paid, as, if and when (i.e., at the same time) such Milestone Payments are made to the Holders generally, but in no event later than five (5) years following the Effective Date, in compliance with all requirements of Section 409A of the Code, to the extent applicable.

Section 2.5      No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)            The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any interest in the capital of, or any equity or ownership interest in, Parent, any constituent company to the Merger or any of their respective Affiliates. The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, in accordance with the terms hereof.

Section 2.6      Changes in Parent Common Stock.

(a)            If Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any Milestone Stock Payment or the stock portion of any Combined Milestone Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b)            If, as a result of any reorganization, recapitalization, reclassification, or other similar change in Parent Common Stock, the outstanding Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

Section 2.7      Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

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Article III

THE RIGHTS AGENT1

Section 3.1      Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

Section 3.2      Certain Rights of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof and the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, rely upon an Officer’s Certificate delivered to the Rights Agent;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful misconduct;

1  Note to Draft: Subject to review by Rights Agent.

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(g)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon by the Rights Agent and Parent and incorporated herein by reference and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(h)            The indemnification provided by Parent to the Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 3.3      Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)            The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

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Section 3.4      Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing, unless, if requested by Rights Agent, it has been furnished with assurances of repayment or indemnity satisfactory to it.

Article IV

COVENANTS

Section 4.1      List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time.

Section 4.2      Payment of Milestone Payment Amounts. If an Annual Net Sales Milestone has been achieved in accordance with this Agreement, Parent will, promptly (but in any event no later than ten (10) Business Days) following the delivery of the applicable Milestone Notice to the Rights Agent, deposit with or transfer to the Rights Agent, for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash and or shares of Parent Common Stock necessary to pay the Milestone Payment Amount to each Holder (other than cash payments to the Equity Award Holders, in respect of which any Milestone Payment Amounts shall be paid in accordance with Section 2.4(b)). For the avoidance of doubt, the Milestone Payment Amount shall only be paid in respect of each given Annual Net Sales Milestone, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $0.20.

Section 4.3      Books and Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.4      Audits.

(a)            Upon the reasonable written request of the Acting Holders provided to Parent within forty-five (45) days of the delivery of any Net Sales Statement pursuant to Section 2.4(g) of this Agreement (the “Review Request Period”), but no more than once following each respective Annual Net Sales Milestone Period, Parent shall as promptly as reasonably practicable provide the Acting Holders with reasonable documentation to support its calculation of Net Sales, and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x) the Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates and (z) such information or access would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the Net Sales Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent, Parent shall permit, and shall use commercially reasonable efforts to cause its Affiliates to permit, the Independent Accountant (subject to the Independent Accountant’s entry into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4) to have access at reasonable times during normal business hours to such of the books and records of Parent and any of its Affiliates as may be reasonably necessary to verify the accuracy of such Net Sales Statement and the figures underlying the calculations set forth therein, provided that such information or access (i) does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates or (ii) would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination solely with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall use commercially reasonable efforts to cause its Affiliates, to furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may reasonably request and as are available to Parent. The Independent Accountant shall deliver a written report to Parent setting forth its determinations with respect to the disputed matters, and shall disclose to the Acting Holders whether an Annual Net Sales Milestone was achieved and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The fees charged by such accounting firm shall be paid by Parent.

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(b)            If the Independent Accountant concludes that a Milestone Payment that was properly due was not paid to the Holders, Parent shall pay or transfer, or cause to be paid or transferred, to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable Milestone Payment Amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Milestone Payment should have been paid (if Parent had given notice of achievement of the Annual Net Sales Milestone pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount, including interest, being the “CVR Shortfall”). The CVR Shortfall shall be paid by Parent within thirty (30) calendar days of the date the Independent Accountant’s written report is provided to Parent. Absent manifest error, the decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. In the event Holders are entitled to Milestone Payment Amounts pursuant to this Section 4.4(b) and such Milestone Payments are made after March 15 of the calendar year immediately following the last day of the applicable Annual Net Sales Milestone Period, the parties hereto intend that such Milestone Payments remain exempt from Section 409A of the Code as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4) because payment before such March 15 was administratively impracticable and such administrative impracticability was unforeseeable as of the date hereof, as contemplated by Treasury Regulation Section 1.409A-1(b)(4)(ii).

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(c)            If, upon the expiration of the applicable Review Request Period, the Acting Holders has not requested a review of the Net Sales Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section 4.4, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(d)            Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.4 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.5      Parent Stock Issuance. If Parent elects to pay the applicable Milestone Payment as either a Milestone Stock Payment or a Combined Milestone Cash and Stock Payment, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq, subject to official notice of issuance, prior to the Milestone Payment Date. Parent shall use commercially reasonable efforts to take all actions reasonably required to be taken under state securities Laws in connection with the Milestone Stock Payment or stock portion of the Combined Milestone Cash and Stock Payment.

Section 4.6      Diligent Efforts. Commencing upon the Closing, subject to Section 6.2, and ending at the termination of the 2025 Annual Net Sales Milestone Period, Parent shall, and shall cause its Affiliates to, (i) use Diligent Efforts to achieve the 2024 Annual Net Sales Milestone and the 2025 Annual Net Sales Milestone, and (ii) not intentionally take any actions for the primary purpose of frustrating the payment of the Milestone Payments.

Section 4.7      Product Transfer. If, at any time on or prior to the termination of the 2025 Net Sales Milestone Period, Parent or its Affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement (other than in connection with a Change of Control as defined in clauses (b)-(c) of the definition of “Change of Control”), sells, transfers, conveys or otherwise disposes of (each, a “Product Transfer”) all or substantially all of its respective right, title and interest (including all or substantially all Intellectual Property with respect thereto) in and to the Product to any Qualified Transferee, then Parent shall no longer be liable for any obligations under this Agreement; provided, that (a) such Qualified Transferee assumes and succeeds to the obligations of Parent set forth in this Agreement (by operation of law or otherwise), and (b) prior to or simultaneously with the consummation of such Product Transfer any outstanding payments owed to the Holders hereunder shall have been paid by Parent. Following any Product Transfer to a Person other than a Qualified Transferee, Parent shall remain secondarily liable for any obligations of Parent set forth in this Agreement.

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Section 4.8      Net Sales Statements. Within forty-five (45) days after the end of each Fiscal Quarter during the 2024 Annual Net Sales Milestone Period and the 2025 Annual Net Sales Milestone Period, Parent shall compile a Net Sales Statement for each such Fiscal Quarter. Parent shall keep each such Net Sales Statement in its books and records.

Article V

AMENDMENTS

Section 5.1      Amendments without Consent of Holders.

(a)            Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may and the Rights Agent shall, if directed by the Parent, enter into one or more amendments hereto, for any of the following purposes:

(i)            To evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 7.3.

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iii)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iv)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(v)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi)            as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vii)            to cancel CVRs in the event that any Holder has abandoned its rights to such CVRs in accordance with Section 2.7;

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(viii)            as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(ix)            any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2      Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i)            modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of any Annual Net Sales Milestone;

(ii)            reduce the number of CVRs (except as contemplated by Section 5.1(a)(vii)); or

(iii)            modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3      Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise, including any amendments pursuant to Section 5.1(a)(viii).

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Section 5.4      Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Article VI

Management Discretion; no fiduciary duties; remedies of the holders

Section 6.1      Management of Consumer Business Unit. For the avoidance of doubt, subject to and consistent with its obligations set forth in this Agreement, management of the Company shall have full discretion in management of its business and the Product in all respects, including without limitation decisions relating to Taxes, application of US GAAP, selection of auditor, questions of accounting policy decisions/elections, working capital management, risk management, business opportunities, hiring and terminations of employees and consultants, etc.

Section 6.2      No Fiduciary Duties. Neither the Company’s officers nor its directors owe fiduciary duties of any kind to the Holders of the CVRs. Notwithstanding anything to the contrary in this Agreement, the Holders acknowledge that Parent has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay the Milestone Payments hereunder will not create any express or implied obligation to operate Parent’s business in any particular manner in order to maximize such Milestone Payments.

Section 6.3      Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a)            default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment Amount after a period of ten (10) Business Days after such Milestone Payment Amount shall become due and payable; or

(b)            material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default subject to Section 6.3(a)), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

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Section 6.4      Limitations on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders, will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, (a) the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date shall not be impaired or affected without the consent of such Holder and (b) in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent.

Section 6.5      Control by Acting Holders. The Acting Holders shall have the right to direct the conduct of any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

Article VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1      Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided that the transmission of the email is promptly confirmed by telephone or response email), (b) the second Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rights Agent, to it at:

[●]

[●]

Attention:      [●]

Email:             [●]

with copies to:

[●]

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[●]

Attention:      [●]

Email:           [●]

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:     Saee Muzumdar

Branden C. Berns

Email:             SMuzumdar@gibsondunn.com

BBerns@gibsondunn.com

If to Parent, to it at:

Assertio Holdings, Inc.

Attention:     [General Counsel]

Email:            [●]

with a copy to:

Latham & Watkins LLP

330 N Wabash Ave, Suite 2800

Chicago, IL 60613

Attention:      Zachary Judd

Owen Alexander

Email:             Zachary.Judd@lw.com

Owen.Alexander@lw.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

Section 7.2      Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3      Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party (i) to, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in connection with a Change of Control, provided that in the case of a Change of Control as defined in clauses (a) and (b) of the definition of “Change of Control”, unless otherwise consented to by the Acting Holders, any applicable Milestone Payment Amount due and payable pursuant to the terms of this Agreement shall be paid solely in cash, or (iii) in accordance with Section 4.7 to a Qualified Transferee in connection with a Product Transfer, or (b) with the prior written consent of the Acting Holders, any other Person; provided, however, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement after the Effective Time to any Person, provided that no such assignment shall relieve Parent of its obligations hereunder except as otherwise provided for in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

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Section 7.4      Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 7.5      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement, the CVRs or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)            Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.5(c).

Section 7.6      Section 409A. For the avoidance of doubt, it is intended that the benefits payable under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent not so exempt, that the benefits payable under this Agreement constitute “transaction-based compensation” that complies with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), and this Agreement shall be interpreted and construed to the greatest extent possible to be consistent with such intent. Notwithstanding the foregoing, the Parent does not guarantee any particular Tax effect for income provided to the Holders pursuant to this Agreement and is not responsible for any Taxes owed by Holders.

Section 7.7      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.8      Counterparts and Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or .pdf signature, and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective, and constitute an original, for all purposes.

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Section 7.9      Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period following the expiration of an Annual Net Sales Milestone Period (provided no written request is received during such Review Request Period pursuant to Section 4.4(a)), (d) if a written request is received during the Review Request Period immediately following the expiration of an Annual Net Sales Milestone Period, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined to be owing by the Independent Accountant) pursuant to Section 4.4(a).

Section 7.10      Entire Agreement. This Agreement (including the fee schedule referred to in Section 3.2(g)) and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof.

Section 7.11      Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

Section 7.12      Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ASSERTIO HOLDINGS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]